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                                                                 Exhibit 2.01



                        AGREEMENT AND PLAN OF REORGANIZATION

                                       AMONG

                                 MACROMEDIA, INC.,

                                  ANDROMEDIA, INC.

                                        AND

                               PEAK ACQUISITION CORP.



                                  OCTOBER 6, 1999

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                         AGREEMENT AND PLAN OF REORGANIZATION


       THIS AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is entered into as of October 6, 1999, by and among Macromedia, Inc., a Delaware corporation ("MACROMEDIA"), Andromedia, Inc., a California corporation ("ANDROMEDIA"), and Peak Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Macromedia ("NEWCO").

                                      RECITALS

       A. The parties intend that, subject to the terms and conditions hereinafter set forth, Newco will merge with and into Andromedia in a reverse triangular merger (the "MERGER"), with Andromedia to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement, an Agreement of Merger substantially in the form of EXHIBIT A-1 (the "AGREEMENT OF MERGER"), a Certificate of Merger substantially in the form of EXHIBIT A-2 (the "CERTIFICATE OF MERGER") and the applicable provisions of the laws of California and Delaware. Upon the effectiveness of the Merger, (i) all the outstanding Common Stock and Preferred Stock of Andromedia will be converted into Common Stock of Macromedia and (ii) all warrants and options to purchase Common Stock or Preferred Stock of Andromedia will be assumed and converted into warrants and options to purchase Common Stock of Macromedia, in the manner and on the basis determined herein and as provided in the Agreement of Merger and Certificate of Merger.

       B. Concurrently with the execution of this Agreement, and as a condition and inducement to Macromedia's willingness to enter into this Agreement, Andromedia shall execute and deliver a Stock Option Agreement in favor of Macromedia in substantially the form attached hereto as EXHIBIT B (the "STOCK OPTION AGREEMENT"), which has been approved by the Board of Directors of Andromedia.

       C.     Concurrently with the execution
of this Agreement, and as a condition and inducement to Macromedia's willingness to enter into this Agreement, Andromedia and each of the shareholders of Andromedia listed on EXHIBIT C (collectively, the "PRINCIPAL SHAREHOLDERS") shall execute and deliver a Support Agreement in substantially the form attached hereto as Exhibit C (the "SUPPORT AGREEMENT") agreeing to vote in favor of this Agreement and the Merger.

       C. Concurrently with the execution of this Agreement, and as a condition and inducement to Macromedia's willingness to enter into this Agreement, (i) certain employees of Andromedia shall execute and deliver to Macromedia employment agreements with Macromedia and Andromedia (the "EMPLOYMENT AGREEMENTS"), to be effective upon the Effective Time (as defined in this Agreement) and (ii) certain current and former employees of Andromedia shall execute and deliver to Macromedia noncompetition agreements with Macromedia and Andromedia (the "NONCOMPETITION AGREEMENTS"), to be effective upon the Effective Time.

       D. The Merger is intended to be treated as a "pooling of interests" for accounting purposes and a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) of the
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Internal Revenue Code of 1986, as amended (the "CODE"), by virtue of the provisions of Section 368(a)(2)(E) of the Code. At the time of execution of this Agreement, the parties hereto have received from their respective accountants drafts of letters indicating that nothing contained herein is inconsistent with the treatment of the transactions as contemplated by this Agreement as a "pooling of interests" for accounting purposes.

              NOW, THEREFORE, the parties hereto agree as follows:

              1.     PLAN OF REORGANIZATION

              1.1 THE MERGER. The Agreement of Merger will be filed with the Secretary of State of the State of California and the Certificate of Merger will be filed with the Secretary of State of the State of Delaware as soon as practicable after the Closing (as defined in Section 6.1 below). The effective time of the Merger (the "EFFECTIVE TIME") shall be the time of filing of the Agreement of Merger unless otherwise specified in the Agreement of Merger. Subject to the terms and conditions of this Agreement, the Agreement of Merger and the Certificate of Merger, Newco will be merged with and into Andromedia (or Andromedia will be merged with and into Newco in a forward triangular merger or into Macromedia in a straight in merger) in a statutory merger pursuant to the Agreement of Merger and the Certificate of Merger and in accordance with applicable provisions of Delaware and California laws as follows:

                     1.1.1 CONVERSION OF ANDROMEDIA SHARES. Each share of Andromedia Common Stock, no par value per share (the "ANDROMEDIA COMMON STOCK"), that is issued and outstanding immediately prior to the Effective Time, other than shares, if any, for which dissenters rights have been or may be perfected in compliance with applicable law, will, by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into the Applicable Number (determined in accordance with Section 1.1.4 hereof) of fully paid and nonassessable shares of Macromedia Common Stock, $0.001 par value per share ("MACROMEDIA COMMON STOCK"). Each share of Andromedia Preferred Stock, no par value (the "ANDROMEDIA PREFERRED STOCK"), that is issued and outstanding immediately prior to the Effective Time, other than shares, if any, for which dissenters rights have been or may be perfected in compliance with applicable law, will, by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into a number of shares of Macromedia Common Stock equal to the Applicable Number multiplied by the number of shares of Andromedia Common Stock into which a share of the applicable series of Andromedia Preferred Stock could be converted immediately prior to the Effective Time.

                     1.1.2 CONVERSION OF ANDROMEDIA OPTIONS. Effective at the Effective Time, Macromedia will assume all outstanding options to purchase Andromedia Common Stock (the "ANDROMEDIA OPTIONS"), and each of the Andromedia Options shall by its terms be converted into an option (a "MACROMEDIA OPTION"), to purchase that number of shares of Macromedia Common Stock which equals the number of shares of Andromedia Common Stock that could be purchased pursuant to the Andromedia Option immediately prior to the Effective Time multiplied by the Applicable Number (determined in accordance with Section 1.1.4 hereof), such number of shares being rounded down to the nearest whole share. The exercise price per share of


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Macromedia Common Stock purchasable under each Macromedia Option shall be equal to the exercise price per share of Andromedia Common Stock under the corresponding Andromedia Options divided by the Applicable Number, such exercise price being rounded up to the nearest whole cent. All of the other terms and conditions of each Macromedia Option will be the same in all material respects as the corresponding Andromedia Option. It is the intention of the parties that the Andromedia Options assumed by Macromedia qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent the Andromedia Options qualified as incentive stock options immediately prior to the Effective Time. No cash will be paid in lieu of fractional shares which are rounded down pursuant to this section.

                     1.1.3 CONVERSION OF ANDROMEDIA WARRANTS. Effective at the Effective Time, Macromedia will assume the outstanding warrants to purchase Andromedia Preferred Stock and Common Stock (the "ANDROMEDIA WARRANTS"), and each of the Andromedia Warrants shall by its terms be converted into a warrant (a "MACROMEDIA WARRANT") to purchase that number of shares of Macromedia Common Stock which equals (a) in the case of an Andromedia Warrant to purchase Andromedia Preferred Stock, the number of shares of Andromedia Common Stock into which the Andromedia Preferred Stock that could be purchased pursuant to the Andromedia Warrant immediately prior to the Effective Time could be converted or (b) in the case of an Andromedia Warrant to purchase Andromedia Common Stock, that number of shares of Andromedia Common Stock which could be purchased pursuant to the Andromedia Warrant immediately prior to the Effective Time, in each case multiplied by the Applicable Number (determined in accordance with Section 1.1.4 hereof), such number of shares being rounded down to the nearest whole share. The exercise price per share of Macromedia Common Stock purchasable under each Macromedia Warrant shall be equal to the exercise price per share of Andromedia Common Stock (on an as-if converted to Andromedia Common Stock basis in the case of an Andromedia Warrant to purchase Andromedia Preferred Stock) under the corresponding Andromedia Warrants divided by the Applicable Number, such exercise price being rounded up to the nearest whole cent. All of the other terms and conditions of each Macromedia Warrant will be the same in all material respects as the corresponding Andromedia Warrant. No cash will be paid in lieu of fractional shares which are rounded down pursuant to this section.

                     1.1.4 APPLICABLE NUMBER. Unless there is an adjustment to the shares to be issued in the Merger pursuant to Section 1.1.5 below, the "APPLICABLE NUMBER" shall equal (a) the Total Macromedia Shares to be Issued (as defined below) divided by (b) the sum of (i) the total number of shares of Andromedia Common Stock issued and outstanding at the Effective Time, (ii) the total number of shares of Andromedia Common Stock issuable upon conversion of all shares of Andromedia Preferred Stock issued and outstanding at the Effective Time, (iii) the total number of shares of Andromedia Common Stock issuable upon exercise of all Andromedia Options outstanding at the Effective Time and (iv) the total number of shares of Andromedia Common Stock (on an as-if converted to Andromedia Common Stock basis in the case of an Andromedia Warrant to purchase Andromedia Preferred Stock) issuable upon exercise of all Andromedia Warrants outstanding at the Effective Time.
"TOTAL MACROMEDIA SHARES TO BE ISSUED" will equal (A) $210,000,000 (plus the aggregate exercise price payable to Andromedia upon exercise of the Andromedia Options and Andromedia Warrants outstanding at the Effective Time) divided by (B) $42.36 (the average closing price as quoted on the Nasdaq National Market and as reported in the


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Wall Street Journal of one share of Macromedia Common Stock for the ten trading days prior to and including the trading day ending one day prior to the date of this Agreement).

                     1.1.5 ADJUSTMENTS FOR CAPITAL CHANGES. If prior to the Merger, Macromedia recapitalizes either through a split-up of the outstanding shares of Macromedia Common Stock into a greater number, or through a combination of such outstanding shares into a lesser number, or reorganizes, reclassifies or otherwise changes such outstanding shares into the same or a different number of shares of other classes (other than through a split-up or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities convertible into shares or sets a record date with respect to any of the foregoing that is before the Effective Time, the calculation of the Applicable Number will be adjusted appropriately.

                     1.1.6 CONVERSION OF NEWCO SHARES. Each share of Newco Common Stock ("NEWCO COMMON STOCK"), that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Newco, be converted into and become one (1) share of Andromedia Common Stock that is issued and outstanding immediately after the Effective Time, and the shares of Andromedia Common Stock into which the shares of Newco Common Stock are so converted shall be the only shares of Andromedia Common Stock that are issued and outstanding immediately after the Effective Time.

                     1.1.7 FORWARD TRIANGULAR OR STRAIGHT IN MERGER. The parties agree that, upon Macromedia's request, they will amend these documents to cause Andromedia to merge with and into Newco or Macromedia; PROVIDED, HOWEVER, no such amendment will be made if it would result in any material delay in the consummation of the Merger as a result of additional third party consents being required or otherwise; and PROVIDED, FURTHER, that Andromedia will be allowed to restate the Andromedia Disclosure Letter (as defined in Section 2) to take into account any changes resulting from any such amendment.

              1.2 FRACTIONAL SHARES. No fractional shares of Macromedia Common Stock will be issued in connection with the Merger, but in lieu thereof, the holder of any shares of Andromedia Common Stock or Andromedia Preferred Stock who would otherwise be entitled to receive a fraction of a share of Macromedia Common Stock will receive from Macromedia, promptly after the Effective Time, an amount of cash equal to the closing price of Macromedia Common Stock on the Nasdaq National Market on the last trading day before the Effective Time multiplied by the fraction of a share of Macromedia Common Stock to which such holder would otherwise be entitled.

              1.3 EFFECTS OF THE MERGER. At the Effective Time: (a) the separate existence of Newco will cease and Newco will be merged with and into Andromedia and Andromedia will be the surviving corporation (the "SURVIVING CORPORATION") pursuant to the terms of the Agreement of Merger and Certificate of Merger; (b) the Articles of Incorporation and Bylaws of Andromedia will continue unchanged to be the Articles of Incorporation and Bylaws of the surviving corporation; (c) each share of Andromedia Common Stock outstanding immediately prior to the Effective Time will be converted as provided in this Section 1; (d) each share of Newco Common


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Stock outstanding immediately prior to the Effective Time will be converted into one (1) outstanding share of Andromedia Common Stock; (e) the Board of Directors and executive officers of Macromedia will remain unchanged and the sole director of Newco immediately prior to the Effective Time will become the sole director of the surviving corporation and the officers of Newco will become the officers of the surviving corporation; and (f) the Merger will, at and after the Effective Time, have all of the effects provided by applicable law. Immediately following the Effective Time, the surviving corporation shall cause to be filed with the Secretary of State of California Articles of Incorporation substantially in the form of EXHIBIT 1.3.

              1.4 FURTHER ASSURANCES. Andromedia agrees that if, at any time after the Effective Time, Macromedia considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in Macromedia title to any property or rights of Andromedia as provided herein, Macromedia and any of its officers are hereby authorized by Andromedia to execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in Macromedia and otherwise to carry out the purposes of this Agreement, in the name of Andromedia or otherwise.

              1.5 TAX-FREE REORGANIZATION. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) of the Code, by virtue of the provisions of Section 368(a)(2)(E) of the Code. The shares of Macromedia Common Stock issued in the Merger will be issued solely in exchange for the issued and outstanding shares of Andromedia Common Stock and Andromedia Preferred Stock pursuant to this Agreement, the Macromedia Options issued in the Merger will be issued solely in exchange for the outstanding Andromedia Options and the Macromedia Warrants issued in the Merger will be issued solely in exchange for the outstanding Andromedia Warrants, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for the Andromedia Common Stock, Andromedia Preferred Stock, Andromedia Options or Andromedia Warrants. Except for cash paid in lieu of fractional shares, no consideration that could constitute "other property" within the meaning of
Section 356 of the Code will be paid by Macromedia for shares of Andromedia Common Stock, Andromedia Preferred Stock, Andromedia Options or Andromedia Warrants in the Merger. In addition, Macromedia represents that it presently intends, and that at the Effective Time it will intend, to continue Andromedia's historic business or use a significant portion of Andromedia's business assets in a business.

              1.6 HART-SCOTT-RODINO FILINGS. Each of Macromedia and Andromedia will promptly prepare and file the applicable notices (if any) required to be filed by it under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"), and comply promptly with any requests to it from the Federal Trade Commission or United States Department of Justice for additional information.

              1.7 POOLING OF INTERESTS. The parties intend that the Merger be treated as a "pooling of interests" for accounting purposes.


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       2.     REPRESENTATIONS AND WARRANTIES OF ANDROMEDIA

              Andromedia hereby represents and warrants that, except as set forth in the Andromedia disclosure letter (the "ANDROMEDIA DISCLOSURE LETTER") delivered by Andromedia to Macromedia herewith, including INTER ALIA items in the Andromedia Disclosure Letter referred to as "ITEMS" below:

              2.1 ORGANIZATION AND GOOD STANDING. Andromedia and each of its Subsidiaries (as defined in Section 2.4 below) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and is qualified as a foreign corporation in each jurisdiction (as listed on ITEM 2.1) in which a failure to be so qualified could reasonably be expected to have a Material Adverse Effect (as defined below) on Andromedia. For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its subsidiaries except to the extent that (i) such change, event, violation, inaccuracy, circumstance or effect results from changes in general economic conditions or changes affecting the industry generally in which such entity operates or (ii) the affected entity successfully bears the burden of proving such change, event, violation, inaccuracy, circumstance or effect resulted from such entity entering into this Agreement.

              2.2    POWER, AUTHORIZATION AND VALIDITY.

                     2.2.1 Andromedia has the corporate right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements to which Andromedia is or will be a party that are required to be executed pursuant to or in connection with this Agreement (the "ANDROMEDIA ANCILLARY AGREEMENTS"). This Agreement and the Andromedia Ancillary Agreements have been duly and validly approved by the unanimous vote of the Andromedia Board of Directors.

                     2.2.2  No filing, authorization or approval,
governmental or otherwise, is necessary to enable Andromedia to enter into and to perform its obligations under this Agreement and the Andromedia Ancillary Agreements, except for (a) the filing of the Agreement of Merger and the Certificate of Merger with the Secretaries of State of the States of California and Delaware, respectively, the filing of such officers' certificates and other documents as are required to effectuate the Merger under Delaware and California law and the filing of appropriate documents with the relevant authorities of the states other than California in which Andromedia is qualified to do business, if any, (b) such filings as may be required to comply with federal and state securities laws including the Permit Application (as defined in Section 4.6), (c) the approval of the shareholders of Andromedia (the "ANDROMEDIA SHAREHOLDERS") of the transactions contemplated hereby, and (d) the filings required by the HSR Act.


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                     2.2.3  This Agreement and the Andromedia Ancillary
Agreements are, or when executed and delivered by Andromedia and the other parties thereto will be, valid and binding obligations of Andromedia enforceable against Andromedia in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification; provided, however, that the Agreement of Merger, the Certificate of Merger and the Andromedia Ancillary Agreements will not be effective until the earlier of the Effective Time or the date provided for therein.

              2.3    CAPITALIZATION.

                     (a) AUTHORIZED/OUTSTANDING CAPITAL STOCK. As of the date hereof, the authorized capital stock of Andromedia consists of 20,000,000 shares of Andromedia Common Stock, no par value per share, and 10,110,195 shares of Preferred Stock, no par value per share, of which 248,120 shares are designated as Series A Preferred Stock, 496,790 shares are designated as Series B Preferred Stock, 1,818,182 shares are designated as Series C Preferred Stock, 3,301,420 shares are designated as Series D Preferred Stock and 4,245,683 shares are designated as Series E Preferred Stock. As of the date hereof, there are issued and outstanding: 6,396,911 shares of Andromedia Common Stock; 248,120 shares of Series A Preferred Stock each of which is convertible into four shares of Andromedia Common Stock; 496,790 shares of Series B Preferred Stock each of which is convertible into one share of Andromedia Common Stock; 1,627,269 shares of Series C Preferred Stock each of which is convertible into one share of Andromedia Common Stock; 3,301,420 shares of Series D Preferred Stock each of which is convertible into 1.1609 shares of Andromedia Common Stock; and 4,227,521 shares of Series E Preferred Stock each of which is convertible into one share of Andromedia Common Stock. All issued and outstanding shares of Andromedia Common Stock and Andromedia Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission and have been offered, issued, sold and delivered by Andromedia in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. Listed on Item
2.3 are the names, number and type of shares held by each of the Andromedia Shareholders as of the date hereof, to be updated as of the Closing Date.

                     (b) OPTIONS/RIGHTS. Except as listed on ITEM 2.3(b), there are no stock appreciation rights, options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of Andromedia's authorized but unissued capital stock; there are no options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements to which Andromedia is a party involving the purchase or other acquisition of any shares of Andromedia Common Stock or Andromedia Preferred Stock; there is no liability for dividends accrued but unpaid; and there are no voting agreements, registration rights, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of Andromedia's outstanding securities.


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              2.4    SUBSIDIARIES AND GUARANTIES.  Except for the
subsidiaries of Andromedia listed on ITEM 2.4 (collectively the "SUBSIDIARIES" and each a "SUBSIDIARY"), each of which is wholly-owned by Andromedia, Andromedia does not have any equity interest, direct or indirect, in any corporation, partnership, joint venture or other business entity. Andromedia is not a guarantor of any obligation of a third party, whether or not such third party is related to or affiliated with Andromedia. For purposes of Sections 2.9 through 2.25, references to Andromedia shall be deemed to include the Subsidiaries.

              2.5 NO VIOLATION OF EXISTING AGREEMENTS. Neither the execution and delivery of this Agreement or any Andromedia Ancillary Agreement, nor the consummation of the transactions provided for herein or therein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, (a) any provision of the Articles of Incorporation or Bylaws of Andromedia or any Subsidiary, as currently in effect, (b) any material instrument or contract to which Andromedia or any Subsidiary is a party or by which Andromedia or any Subsidiary is bound or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Andromedia or any Subsidiary or their respective assets or properties. The consummation of the Merger in and of itself will not require the consent of any third party (except as set forth in ITEM 2.5) and will not have a material adverse effect upon any rights, licenses, franchises, leases or agreements of Andromedia or its Subsidiaries pursuant to the terms thereof.

              2.6 LITIGATION. There is no action, proceeding or, to Andromedia's knowledge, investigation pending, nor, to Andromedia's knowledge, are any of the foregoing threatened against Andromedia before any court or administrative agency that, if determined adversely to Andromedia or any Subsidiary, may reasonably be expected to have a Material Adverse Effect on Andromedia. To the knowledge of Andromedia, there is no basis for any person, firm, corporation or entity to assert a claim against Andromedia or any Subsidiary, or Macromedia as successor in interest to Andromedia or any Subsidiary, based upon: (a) ownership or rights to ownership of any shares of Andromedia Common Stock or Andromedia Preferred Stock or other securities,
(b) any rights as an Andromedia securities holder, including, without limitation, any option, warrant or other right to acquire any Andromedia securities, any preemptive rights or any rights to notice or to vote, or (c) any rights under any agreement between Andromedia and any Andromedia securities holder or former Andromedia securities holder in such holder's capacity as such. There is no action, suit, proceeding, claim, arbitration or investigation pending as to which Andromedia or any Subsidiary has received notice of assertion against Andromedia or any Subsidiary, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

              2.7 ANDROMEDIA FINANCIAL STATEMENTS. Andromedia has delivered to Macromedia in ITEM 2.7 Andromedia's audited balance sheet as of December 31, 1998 and its unaudited balance sheet as of June 30, 1999 (the "BALANCE SHEET DATE"), Andromedia's audited income statements and cash flows for the years ended December 31, 1996, 1997 and 1998 and its unaudited income statement and cash flow for the period from January 1, 1999 through June 30, 1999 and audited balance sheets of LikeMinds, Inc. as of October 8, 1998 and audited income statements and cash flows of LikeMinds, Inc. for the fiscal year ending December 31, 1997 and for

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the period from January 1, 1998 to October 8, 1998 (collectively, the
"ANDROMEDIA FINANCIAL STATEMENTS"). The Andromedia Financial Statements (a) are in accordance with the books and records of Andromedia, (b) fairly and accurately represent the financial condition of Andromedia at the respective dates specified therein and the results of operations for the respective periods specified therein and (c) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. The financial information as of June 30, 1999 and for the six month period ended June 30, 1999, may not contain footnotes and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of Andromedia for the unaudited interim period. Andromedia has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected, reserved against or disclosed in the Andromedia Financial Statements or on ITEM 2.7, except for those that may have been incurred after the Balance Sheet Date in the ordinary course of Andromedia's business, consistent with past practice and that are in an aggregate amount not to exceed $100,000 through the date of this Agreement.

              2.8 TAXES. Andromedia and each of its Subsidiaries has filed all federal, state, local and foreign tax and material information returns required to be filed prior to the date hereof, has paid all taxes required to be paid in respect of all periods prior to the date hereof for which returns have been filed, has made all necessary estimated tax payments, and has no liability for taxes in excess of the amount so paid, except to the extent adequate reserves have been established in the Andromedia Financial Statements. True, correct and complete copies of all such tax and information returns have been provided or made available by Andromedia to Macromedia. Neither Andromedia nor any of its Subsidiaries is delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed which have not been settled or paid. No tax return of Andromedia or any Subsidiary has ever been audited by the Internal Revenue Service or any state taxing agency or authority. For the purposes of this Section 2.8, the terms "TAX" and "TAXES" include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.
Neither Andromedia nor any Subsidiary has any current or deferred federal income tax liabilities and will not as a result of the merger become liable for any income tax not adequately reserved against on the Andromedia Financial Statements. Andromedia has not filed a consent pursuant to Section 341(f) of the Code.

              2.9 TITLE TO PROPERTIES. Andromedia has good and marketable title to all of its assets as shown on the balance sheet as of the Balance Sheet Date included in the Andromedia Financial Statements, free and clear of all liens, charges or encumbrances (other than for taxes not yet due and payable). Except as set forth in ITEM 2.9, there are no UCC financing statements of record with the State of California naming Andromedia as debtor and Andromedia does not own any property in any other state. All leases of real or personal property to which Andromedia is a party are fully effective and afford Andromedia peaceful and undisturbed possession of the subject matter of the lease. To its knowledge, Andromedia is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, and Andromedia has not received any notice of such violation with which it has not complied or had waived.

              2.10 ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, Andromedia has carried on its business in the ordinary course substantially in accordance with the procedures and practices in effect on the Balance Sheet Date, and except as set forth in ITEM 2.10 or expressly permitted by the terms of this Agreement, since the Balance Sheet Date and (except as otherwise indicated below) through the date of Closing there has not been with respect to Andromedia:

                     (a)    any Material Adverse Effect on Andromedia;

                     (b) any contingent liability incurred by Andromedia as guarantor or surety with respect to the obligations of others which exceed in the aggregate $50,000;

                     (c) any mortgage, encumbrance or lien placed on any of the properties of Andromedia;

                     (d) any obligation or liability incurred by Andromedia other than in the ordinary course of business, which obligations or liabilities do not exceed in the aggregate $100,000 through the date of this Agreement;

                     (e) any purchase, license, sale or other disposition, or any agreement or other arrangement for the purchase, license, sale or other disposition, of any of the properties, assets or goodwill of Andromedia other than in the ordinary course of business and consistent with past practice;

                     (f) any damage, destruction or loss, whether or not covered by insurance that would have or is reasonably likely to have a Material Adverse Effect on Andromedia;

                     (g) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of Andromedia, any split, stock dividend, combination or recapitalization of the capital stock of Andromedia or any direct or indirect redemption, purchase or other acquisition by Andromedia of the capital stock of Andromedia, other than repurchases of unvested shares subject to a repurchase right in favor of Andromedia in connection with the termination of a relationship with any employee, consultant, officer or director;

                     (h) any labor dispute or claim of unfair labor practices, any change in the compensation payable or to become payable to any of Andromedia's officers, employees or agents earning compensation at an anticipated annual rate in excess of $100,000, or any bonus payment or arrangement made to or with any of such officers, employees or agents; or any change in the compensation payable or to become payable to any of Andromedia's other officers, employees or agents other than normal annual raises in accordance with past practice or any bonus payment or arrangement made to or with any of such officers, employees or agents other than normal bonuses or compensation increases noted on
ITEM 2.10(h) hereof or other arrangements made in accordance with past practices;

                     (i) any material and adverse change with respect to the management, supervisory, development or other key personnel of Andromedia (the management, supervisory, development and other key personnel of Andromedia are listed on ITEM 2.10(i) hereof);

                     (j) any payment or discharge of a lien or liability thereof, which lien or liability was not either (i) shown on the balance sheet as of the Balance Sheet Date included in the Andromedia Financial Statements or (ii) incurred in the ordinary course of business after the Balance Sheet Date;

                     (k) any obligation or liability incurred by Andromedia to any of its officers, directors or shareholders, or any loans or advances made to any of its officers, directors, shareholders or affiliates, except normal compensation and expense allowances payable to officers or directors;

                     (l) any loss of one or more material Andromedia customers or such number of Andromedia customers which together represent a material amount of business;

                     (m) any amendment or change in the Articles of Incorporation or Bylaws of Andromedia;

                     (n) any issuance or sale of any debt or equity securities (including but not limited to stock) of Andromedia or of any options or other rights to acquire from Andromedia, directly or indirectly, any debt or equity securities (including but not limited to stock) of Andromedia other than the issuance of Andromedia Common Stock and Andromedia Preferred Stock pursuant to the exercise of options and warrants, or the conversion of Andromedia Preferred Stock, outstanding as of the date of this Agreement and the issuance of additional Andromedia Options for an aggregate of 100,000 shares of Andromedia Common Stock per calendar month (and the issuance of Andromedia Common Stock upon the exercise thereof) to new hires in the ordinary course of business consistent with past practices and Andromedia's normal guidelines in effect prior to the date of this Agreement for option grants to new hires in such positions; or

                     (o) any execution, amendment, relinquishment, termination or non-renewal by Andromedia of, any material contract, lease, transaction or legally binding commitment other than in the ordinary course of Andromedia's business or, to Andromedia's knowledge, any written or oral indication or assertion by the other party thereto of its desire to so amend, relinquish, terminate or not renew any such contract, lease transaction or legally binding commitment.

              2.11   AGREEMENTS AND COMMITMENTS.  Except as set forth in ITEM
2.11 and delivered or made available by Andromedia to Macromedia herewith, or as listed in ITEM 2.12, ITEM 2.15.3 or ITEM 2.15.6 as required by Section 2.12, Section 2.15.3 or Section 2.15.6, as the case may be, Andromedia is not a party or subject to any oral or written executory agreement, obligation or commitment that is material to Andromedia, its financial condition or business or which is described below and is not terminable within 60 days without cost or penalty to Andromedia, including but not limited to the following:

                     (a) Any contract, commitment, letter agreement, quotation or purchase order providing for payments by or to Andromedia in an amount with respect to any single transaction of (i) $100,000 or more in the ordinary course of business or (ii) $50,000 or more not in the ordinary course of business;

                     (b) Any license agreement under which Andromedia is licensor (except for any nonexclusive software license granted by Andromedia to end-user customers where the form of the license, excluding standard immaterial deviations, has been provided or made available to Macromedia's counsel) which provides for the payment of $50,000 or more to Andromedia; or under which Andromedia is licensee (except for standard "shrink wrap" licenses for off-the-shelf software products);

                     (c) Any agreement by Andromedia to encumber, transfer or sell any material rights in or with respect to any Andromedia Intellectual Property (as defined in Section 2.12 hereof) except in the ordinary course of business consistent with past practice;

                     (d) Any agreement for the sale or lease of real or personal property involving more than $25,000 per year;

                     (e) Any dealer, distributor, sales representative, original equipment manufacturer, value added remarketer or other agreement for the distribution of Andromedia's products;

                     (f)    Any franchise agreement or financing statement;

                     (g)    Any stock redemption or purchase agreement;

                     (h) Any joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons or the payment of royalties to any other person;

                     (i) Any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise, except for trade indebtedness or any advance to any employee of Andromedia incurred or made in the ordinary course of business, and except as disclosed in the Andromedia Financial Statements;

                     (j) Any contract containing covenants purporting to limit Andromedia's freedom to compete in any line of business in any geographic area or to sell products or services to a specific entity; or

                     (k) Any contract or commitment for the employment of any officer, employee or consultant of Andromedia or any other type of contract or understanding with any officer, employee or consultant of Andromedia that is not immediately terminable by Andromedia without cost or liability.

                     All agreements, obligations and commitments listed in
ITEM 2.11, ITEM 2.12, ITEM 2.15.3 or ITEM 2.15.6 as required by Section 2.11,
Section 2.12, Section 2.15.3 or Section 2.15.6, as the case may be, are valid and in full force and effect, and except as expressly noted, a true and complete copy of each has been delivered or made available to Macromedia. Except as noted on ITEM 2.11, neither Andromedia nor, to the knowledge of Andromedia, any other party is in material breach of or default under any material term of any such agreement, obligation or commitment. Andromedia has no liability for renegotiation of government contracts or subcontracts which are material to Andromedia, its financial condition, business or prospects.

              2.12 INTELLECTUAL PROPERTY. Andromedia owns all right, title and interest in, or has the right to use, all patent applications, patents, trademark applications, trademarks, service marks, trade names, copyright applications, copyrights, trade secrets, know-how, technology and other intellectual property and proprietary rights used in or reasonably necessary to the conduct of its business as presently conducted and the business of the development, production, marketing, licensing and sale of commercial products using such intellectual property and proprietary rights ("ANDROMEDIA INTELLECTUAL PROPERTY"). Andromedia has taken commercially reasonable measures to protect all Andromedia Intellectual Property, and, except as set forth on ITEM 2.12, to the knowledge of Andromedia, Andromedia is not aware of any infringement of any Andromedia Intellectual Property by any third party. Set forth on ITEM 2.12 delivered to Macromedia herewith is a true and complete list of all copyright, mask work and trademark registrations and applications and all patents and patent applications for Andromedia Intellectual Property owned by Andromedia. Andromedia is not aware of any loss, cancellation, termination or expiration of any such registration or patent except as set forth on ITEM 2.12. The business of Andromedia as conducted as of the date hereof does not, and the business of the development, production, marketing, licensing and sale of commercial products using such intellectual property and proprietary rights after the Effective Time will not cause Andromedia to, infringe or violate any of the patents, trademarks, service marks, trade names, mask works, copyrights, trade secrets, proprietary rights or other intellectual property of any other person, and, except as noted in ITEM 2.12, Andromedia has not received any written or oral claim or notice of infringement or potential infringement of the intellectual property of any other person which could be reasonably expected to have a Material Adverse Effect on Andromedia. Andromedia is not aware of any restrictions on its worldwide right to reproduce, manufacture, sell, license and distribute all of its products (such products being set forth in ITEM 2.12) and the right to use all of its registered user lists and, to Andromedia's knowledge, it is not using any confidential information or trade secrets of any former employer of any past or present employees.

              2.13 COMPLIANCE WITH LAWS. Andromedia has complied, or prior to the Closing Date (as defined in Section 6.1 hereof) will have complied, and is or will be at the Closing Date (as defined in Section 6.1 hereof) in compliance, in all respects material to Andromedia, with all applicable laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to Andromedia or to the assets, properties and business of Andromedia, including, without limitation: (a) all applicable federal and state securities laws and regulations, (b) all applicable federal, state and local laws, ordinances and regulations, and all orders, writs, injunctions, awards, judgments and decrees, pertaining to (i) the sale, licensing, leasing, ownership or management of Andromedia's owned, leased or licensed real or personal property, products or technical data, (ii) employment or employment practices, terms and conditions of employment, or wages and hours or (iii) safety, health, fire prevention, environmental protection (including toxic waste disposal and related matters described in Section 2.21 hereof), building standards, zoning or other similar matters, (c) the Export Administration Act and regulations promulgated thereunder or other laws, regulations, rules, orders, writs, injunctions, judgments or decrees applicable to the export or re-export of controlled commodities or technical data, (d) the Immigration Reform and Control Act and (e) all governmental and nongovernmental regulations related to the operation and use of the Internet.
 Andromedia has received all material permits and approvals from, and has made all material filings with, third parties, including government agencies and authorities, that are necessary to the conduct of its business as presently conducted.

              2.14 CERTAIN TRANSACTIONS AND AGREEMENTS. No person who is an officer or director of Andromedia, or a member of any officer's or director's immediate family, has any direct or indirect ownership interest in or any employment or consulting agreement with any firm or corporation that competes with Andromedia or Macromedia (except with respect to any interest in less than 1% of the outstanding voting shares of any corporation whose stock is publicly traded). No person who is an officer or director of Andromedia, or any member of any officer's or director's immediate family, is directly or indirectly interested in any contract or informal arrangement with Andromedia, including, but not limited to, any loan arrangements, except for compensation for services as an officer (listed in Item 2.15.3), director or employee of Andromedia and except for the normal rights of a shareholder, warrantholder or optionholder. None of such officers or directors or family members has any interest in any (a) Andromedia Intellectual Property or (b) property (other than Andromedia Intellectual Property) used in the business of Andromedia whether such property is real or personal, tangible or intangible.

              2.15   EMPLOYEES.

                     2.15.1 Except as set forth in ITEM 2.15.1, (i) Andromedia has no employment contract or consulting agreement currently in effect that is not terminable at will without penalty or payment of compensation by Andromedia (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions) and (ii) all employees and consultants of Andromedia have executed Andromedia's standard form of assignments of copyright and other intellectual property rights to Andromedia.

                     2.15.2 Andromedia (a) has never been and is not now subject to a union organizing effort, (b) is not subject to any collective bargaining agreement with respect to any of its employees, (c) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, and (d) has no current labor dispute. Andromedia has good labor relations, and Andromedia has no knowledge of any facts indicating that the consummation of the transactions provided for herein will have a material adverse effect on its labor relations, and has no knowledge that any of its key development or other employees (each of whom is listed on ITEM 2.15.2) intends to leave its employ.

                     2.15.3 ITEM 2.15.3 delivered by Andromedia to Macromedia herewith contains a list of all employment and consulting agreements, pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by Andromedia or any trade or business which is treated as a single employer with Andromedia within the meaning of the Code Section 414(b), (c), (m) or (o) (each an "ERISA AFFILIATE") (the "EMPLOYEE PLANS"), including without limitation all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Andromedia shall deliver to Macromedia no later than ten days after the date of this Agreement a true and complete copy of, to the extent applicable, (a) all Employee Plans, (b) the three most recent annual reports (Form 5500s), (c) each trust agreement related to such Employee Plans, (d) most recent summary plan description for each Employee Plan for which a description is required,
(e) the most recent Internal Revenue Service determination letter issued with respect to any Employee Plan, and (f) any material contract regarding the funding arrangement for any Employee Plan. Except as set forth in ITEM 2.15.3, each of the Employee Plans, and its operation and administration, is in compliance with each of the respective Employee Plans' terms and all applicable, federal, state, local and other governmental laws and ordinances, orders, rules and regulations, including the requirements of ERISA and the Code, except to the extent that any operational or administrative deviation from the terms of any such Employee Plan which is a qualified plan within the meaning of Section 401(a) of the Code may be corrected as set forth in Revenue Procedure 98-22. Except as set forth in ITEM 2.15.3, all such Employee Plans that are "employee pension benefit plans" (as defined in
Section 3(2) of ERISA) which are intended to qualify under Section 401(a) of the Code have received favorable determination opinion, notification or advisory letters with respect to such plans that such plans comply with the Tax Reform Act of 1986 or have remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified states of each such Employee Plan. In addition, Andromedia has never been a participant in any "prohibited transaction," within the meaning of Section 406 of ERISA which was not otherwise exempt pursuant to Section 4975 or Section 408 of ERISA (including, but not limited to, any individual exemption granted under Section 408(a) of ERISA) with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which Andromedia sponsors as employer or in which Andromedia participates as an employer. Except as set forth in ITEM 2.15.3, no Employee Plans will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the
termination of benefit plans.   All Employee Plans, to the extent applicable,
are in compliance, with (a) the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, (b) the Americans with Disabilities Act of 1990, as amended, and (c) the Family Medical Leave Act of 1993, as amended, and the regulations thereunder.

                     2.15.4 To Andromedia's knowledge, no employee of Andromedia is in violation of any material term of any employment contract, patent disclosure agreement or noncompetition agreement or any other contract or agreement, or any restrictive covenant, relating to the right of any such employee to be employed by Andromedia or to use trade secrets or proprietary information of others, and the employment of any employee of Andromedia does not subject Andromedia to any material liability to any third party.

                     2.15.5 Except as set forth in ITEM 2.15.5, Andromedia is not a party to any (a) agreement with any employee of Andromedia (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Andromedia in the nature of any of the transactions contemplated by this Agreement, the Agreement of Merger or the Certificate of Merger, (ii) providing any term of employment or compensation guarantee or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement, the Agreement of Merger or the Certificate of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, the Agreement of Merger and the Certificate of Merger. Except as set forth on
ITEM 2.15.5, Andromedia is not obligated to make any parachute payment, as defined in Section 280G(b)(2) of the Code, nor will any parachute payment be deemed to have occurred as a result of the transactions contemplated by this Agreement, the Articles of Merger or the Certificate of Merger.

                     2.15.6 A list of all employees, officers and consultants of Andromedia and their current compensation and benefits as of the date of this Agreement is set forth on ITEM 2.15.6.

                     2.15.7 All contributions required by Andromedia under the terms of any of the Employee Plans have been made or accrued on the Andromedia Financial Statements, and no further contributions will be due or will have accrued thereunder as of the Closing Date.

              2.16 NO BROKERS. Except as set forth in ITEM 2.16, Andromedia is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement, the Agreement of Merger or the Certificate of Merger or in connection with any transaction provided for herein or therein.

              2.17 DISCLOSURE. This Agreement and its exhibits and schedules, taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

              2.18 POOLING ACCOUNTING. To Andromedia's knowledge, neither Andromedia nor any of its affilates has taken or agreed to take any action that could be expected to prevent

Andromedia from being a party to a business combination for which the pooling of interests method of accounting would be available.

              2.19 INSURANCE. Andromedia maintains, and at all times during the prior three years, maintained, fire and casualty, workers compensation or general liability insurance (as listed on ITEM 2.19) which it believes to be reasonably prudent for similarly sized and similarly situated businesses.

              2.20   ENVIRONMENTAL MATTERS.

                     2.20.1 During the period that Andromedia has leased the premises currently occupied by it and those premises occupied by it since the date of its incorporation, to Andromedia's best knowledge, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on any such premises. Andromedia has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on or from any of such premises, which may have occurred prior to Andromedia having taken possession of any of such premises. For purposes of this Agreement, the terms "DISPOSAL," "RELEASE," and "THREATENED RELEASE" have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"). For the purposes of this Section 2.22, "HAZARDOUS MATERIALS" mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing Date (as defined in Section 6.1 hereof) regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical" under (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 ET SEQ.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, ET SEQ.; (iv) the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ.; (v) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 ET SEQ.;
(vi) regulations promulgated under any of the above statutes; or (vii) any other applicable federal, state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those identified above.

                     2.20.2 To Andromedia's knowledge, during the time that Andromedia has leased the premises, none of the premises currently leased by Andromedia or any premises previously occupied by Andromedia is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions in such premises.

                     2.20.3 To Andromedia's knowledge, during the time that Andromedia has leased the premises currently occupied by it or any premises previously occupied by Andromedia, neither Andromedia nor any third party, has used, generated, manufactured or stored in such premises or transported to or from such premises any Hazardous Materials.

                     2.20.4 During the time that Andromedia has leased the premises currently occupied by it or any premises previously occupied by Andromedia, there has been no litigation, proceeding or administrative action brought or, to Andromedia's knowledge, threatened in writing against Andromedia, or any settlement reached by Andromedia with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such premises.

                     2.20.5 To Andromedia's knowledge, during the period that Andromedia has leased the premises currently occupied by it or any premises previously occupied by Andromedia, no Hazardous Materials have been transported from such premises to any site or facility now listed or proposed for listing on the National Priorities List, at 40 C.F.R. Part 300, or any list with a similar scope or purpose published by any state authority.

              2.21 YEAR 2000 COMPLIANCE. Andromedia has conducted a reasonable review of all of its software products and all material operating codes, programs, utilities and other software, as well as all hardware and systems, utilized by it (collectively, "SYSTEMS") to determine whether such software products and Systems are designed to record, store, process and present millennial dates in the same manner, and with the same functionality, as provided on or before December 31, 1999, and are designed to not lose functionality or degrade in performance as a consequence of such software operating at a millennial date (such design and performance being referred to as "Y-2000 COMPLIANT"). To the extent such review identified software products or Systems that are not Y-2000 Compliant, (a) Andromedia has taken, or is planning to take, appropriate corrective action with respect to such software products and Systems, and to the knowledge of Andromedia, as of the date hereof, the costs of such corrective action will not exceed, in the aggregate, $100,000, and (b) such software products and Systems and the related appropriate corrective action is described in ITEM 2.21. Except as set forth in Item 2.21, to the knowledge of Andromedia, all suppliers of technology or other critical products or services to Andromedia are Y-2000 Compliant.

              2.22 WARRANTIES. Except as set forth in ITEM 2.22, Andromedia has not provided to its customers (i) any express warranties, including any warranties related to Y-2000 Compliant issues, regarding the software products and services it provides to such customers or (ii) rights to obtain refunds with respect to such products or services.

              2.23 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Andromedia for inclusion in the Notice Materials and the Information Statement (both as defined in Section 4.6 below), at the date such information is supplied and at the time of the meeting of the Andromedia Shareholders (or a written consent of the Andromedia Shareholders) to be held to approve the Merger, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

              2.24 CORPORATE DOCUMENTS. Andromedia has made available to Macromedia for examination all documents and information listed in the Andromedia Disclosure Letter or other exhibits called for by this Agreement, including, without limitation, the following: (a) copies of Andromedia's Articles of Incorporation and Bylaws as currently in effect; (b) Andromedia's minute book containing all records of all proceedings, consents, actions and meetings of Andromedia's directors and shareholders; (c) Andromedia's stock ledger, journal and other records reflecting all stock issuances and transfers; and (d) all permits, orders and consents issued by any regulatory agency with respect to Andromedia, or any securities of Andromedia, and all applications for such permits, orders and consents.

              2.25 BOOKS AND RECORDS. The books, records and accounts of Andromedia (a) are in all material respects true and complete, (b) have been maintained in accordance with reasonable business practices on a basis consistent with prior years and (c) accurately and fairly reflect in all material respects the transactions and dispositions of the assets of Andromedia.

              2.26 CLAIMS TO ANDROMEDIA STOCK. To Andromedia's knowledge, no Andromedia Shareholder has claimed any interest in any additional shares of capital stock of Andromedia, or any options, warrants or other securities of Andromedia, except for the number of shares of Andromedia Common Stock or Andromedia Preferred Stock which such person is shown to be the owner of on
Item 2.3(a), and (b) no third party who is not listed on Item 2.3(a) has made, or has, any claim of entitlement to receive any shares of the capital stock of Andromedia, any warrants or other rights to acquire any capital stock of Andromedia or any other securities of Andromedia.

       3.     REPRESENTATIONS AND WARRANTIES OF MACROMEDIA

              Each of Macromedia and Newco, where applicable, hereby represents and warrants, that, except as set forth on the Macromedia disclosure letter delivered to Andromedia herewith:

              3.1 ORGANIZATION AND GOOD STANDING. Each of Macromedia and Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

              3.2    POWER, AUTHORIZATION AND VALIDITY.

                     3.2.1 Each of Macromedia and Newco has the corporate right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which Macromedia or Newco is or will be a party that are required to be executed pursuant to this Agreement (the "MACROMEDIA ANCILLARY AGREEMENTS"). The execution, delivery and performance of this Agreement and the Macromedia Ancillary Agreements have been duly and validly approved and authorized by Macromedia's Board of Directors and Newco's Board of Directors, as applicable.

                     3.2.2  No filing, authorization or approval,
governmental or otherwise, is necessary to enable Macromedia to enter into, and to perform its obligations under, this Agreement and the Macromedia Ancillary Agreements, except for (a) the filing of the Agreement of Merger and the Certificate of Merger with the California Secretary of State and the Delaware Secretary of State, respectively, and the filing of appropriate documents with the relevant authorities of other states in which Macromedia is qualified to do business, if any, (b) such filings as may be required to comply with federal and state securities laws, and (c) the filings required by the HSR Act.

                     3.2.3 This Agreement and the Macromedia Ancillary Agreements are, or when executed by Macromedia and Newco (as applicable) and the other parties thereto will be, valid and binding obligations of Macromedia and Newco, enforceable against Macromedia and Newco in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification; provided, however, that the Agreement of Merger, the Certificate of Merger and the Macromedia Ancillary Agreements will not be effective until the earlier of the Effective Time or the date provided for therein.

              3.3 NO VIOLATION OF EXISTING AGREEMENTS. Neither the execution nor delivery of this Agreement or any Macromedia Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Certificate of Incorporation or Bylaws of Macromedia or Newco, as currently in effect, (b) any material instrument or contract to which Macromedia is a party or by which Macromedia is bound or (c) any federal, state, local or foreign judgment, writ, decree, order, statute or regulation applicable to Macromedia or its assets or properties.

              3.4 DISCLOSURE. Macromedia has furnished Andromedia with its annual report on Form 10-K for its fiscal year ended March 31, 1999, its proxy statement for its annual stockholders meeting held on July 28, 1999 and all other reports or documents required to be filed by Macromedia pursuant to
Section 13(a) or 15(d) of the 1934 Act since the filing of the most recent annual report on Form 10-K (such documents, together with documents filed after the date hereof, being the "MACROMEDIA DISCLOSURE PACKAGE").
Macromedia has filed all such reports and documents required to be filed by it since January 1, 1998. The Macromedia Disclosure Package, this Agreement, the exhibits and schedules hereto, and any certificates or documents to be delivered to Andromedia pursuant to this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

              3.5 VALID ISSUANCE. The Macromedia Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, the Agreement of Merger and the Certificate of Merger, be validly issued, fully paid and nonassessable.

              3.6 CAPITALIZATION. As of the dates set forth in the Macromedia Disclosure Package, the authorized capital stock of Macromedia and the numbers of shares of issued and outstanding Macromedia Common Stock were as set forth in the Macromedia Disclosure Package.

              3.7 MACROMEDIA FINANCIAL STATEMENTS. As of the dates set forth in the Macromedia Disclosure Package, the financial statements of Macromedia included therein (a) were in accordance with the books and records of Macromedia, (b) fairly and accurately represented the financial condition of Macromedia at the respective dates specified therein and the results of operations for the respective periods specified therein and (c) were prepared in accordance with generally accepted accounting principles applied on a consistent basis.

         3.8 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Macromedia for inclusion in the Notice Materials and the Information Statement, at the date such information is supplied and at the time of the meeting of the Andromedia Shareholders to be held to approve the Merger, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

              3.9 POOLING ACCOUNTING. To Macromedia's knowledge, neither Macromedia nor any of its affilates has taken or agreed to take any action that could be expected to prevent the Merger from being treated for accounting purposes as a pooling of interests.


       4.     ANDROMEDIA PRECLOSING COVENANTS

              During the period from the date of this Agreement until the Effective Time, Andromedia covenants to and agrees with Macromedia as follows:

              4.1 ADVICE OF CHANGES. Andromedia will promptly advise Macromedia in writing, (a) of any event occurring subsequent to the date of this Agreement that would render the representations and warranties of Andromedia contained in this Agreement, if made on or as of the date of such event or the Closing Date (as defined in Section 6.1 hereof), untrue or inaccurate in any material respect unless Andromedia reasonably believes such event will be cured within 30 days and (b) of any Material Adverse Effect on Andromedia.

              4.2 MAINTENANCE OF BUSINESS. If Andromedia becomes aware of a material deterioration in the relationship with any customer, supplier or key employee, it will promptly bring such information to the attention of Macromedia in writing and, if requested by Macromedia, will exert all reasonable efforts to restore the relationship.

              4.3 CONDUCT OF BUSINESS. Except as provided otherwise herein or as approved or recommended by Macromedia, Andromedia will not, without the prior written consent of the Chief Executive Officer or Chief Financial Officer of Macromedia, not to be unreasonably withheld:

                     (a) incur any indebtedness for borrowed money individually or in the aggregate in excess of $100,000;

                     (b) enter into any transaction or make any commitment involving an expense of Andromedia or capital expenditure by Andromedia in excess of $100,000;

                     (c) encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice and to an extent which is not material;

                     (d) dispose of any of its assets except in the ordinary course of business consistent with past practice;

                     (e) enter into any material lease or contract for the purchase or sale of any property, real or personal, tangible or intangible, except in the ordinary course of business consistent with past practice or enter into any agreement of the types described in Section 2.11;

                     (f) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

                     (g) except as set forth on ITEM 4.3(g), pay any bonus, royalty, increased salary (except for increases in the ordinary course of business consistent with past practice) or special remuneration to any officer, employee or consultant (except pursuant to existing arrangements heretofore disclosed in writing to Macromedia) or enter into any new employment or consulting agreement with any such person, or enter into any new agreement or plan of the type described in Section 2.15.3;

                     (h)    change accounting methods;

                     (i) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

                     (j) amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of business, consistent with past practice;

                     (k) lend any amount to any person or entity, other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount, which travel and expenses shall be documented by receipts for the claimed amounts;

                     (l) guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice;

                     (m) waive or release any material right or claim except in the ordinary course of business, consistent with past practice;

                     (n) issue or sell any shares of its capital stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, stock appreciation rights or other commitments to issue shares of capital stock other than the issuance of Andromedia Common Stock and Andromedia Preferred Stock pursuant to the exercise of outstanding Andromedia Options and Andromedia Warrants, or the conversion of Andromedia Preferred Stock, outstanding as of the date of this Agreement and the issuance of additional Andromedia Options for an aggregate of 100,000 shares of Andromedia Common Stock per calendar month (and the issuance of Andromedia Common Stock upon the exercise thereof) to new hires in the ordinary course of business consistent with past practices and Andromedia's normal guidelines in effect prior to the date of this Agreement for option grants to such positions, or accelerate the vesting of any outstanding option or other security;

                     (o) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

                     (p) except for the Merger, merge, consolidate or reorganize with, or acquire any entity;

                     (q)    amend its Articles of Incorporation or Bylaws;

                     (r) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to Macromedia for its review prior to filing;

                     (s) license any of Andromedia's technology or any of Andromedia's Intellectual Property, except in the ordinary course of business consistent with past practice;

                     (t) change any insurance coverage or issue any certificates of insurance except in the ordinary course of business;

                     (u) terminate the employment of any key employee listed in Item 2.10(i); or

                     (v)    agree to do any of the
things described in the preceding clauses 4.3(a) through 4.3(u).

              4.4 CERTAIN AGREEMENTS. Andromedia will use all commercially reasonable efforts to cause all present employees and consultants of Andromedia who have not previously executed Andromedia's forms of assignments of copyright and other intellectual property rights to Andromedia to execute such forms, copies of which are attached hereto as
EXHIBIT 4.4.

              4.5 NECESSARY CONSENTS. Andromedia will use all commercially reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate for Andromedia, in addition to those set forth in Section 4.6, to facilitate and allow the consummation of the transactions provided for herein and to facilitate and allow Macromedia to carry on Andromedia's business after the Closing Date (as defined in Section 6.1 hereof).

              4.6 PREPARATION OF PERMIT APPLICATION, HEARING REQUEST, HEARING NOTICE AND INFORMATION STATEMENT. As promptly as practicable after the date hereof, Macromedia and Andromedia shall prepare and file with the California Commissioner of Corporations the documents required by the California Corporate Securities Law of 1968, as amended (the "CCSL") including, but not limited to, any required "PERMIT APPLICATION," "HEARING REQUEST," and "HEARING NOTICE", pursuant to Sections 25121 and 25142 of the CCSL (collectively, the "NOTICE MATERIALS"), in connection with the Merger, in order to perfect the exemption from registration provided by Section 3(a)(10) of the Securities Act of 1933 (the "SECURITIES ACT"). Each of Macromedia and Andromedia shall use reasonable efforts to have the Permit Application, Hearing Request and Hearing Notice declared effective under the CCSL as promptly as practicable after such filing. In addition, Andromedia and Macromedia will prepare and Andromedia will distribute an information statement or proxy statement (the "INFORMATION STATEMENT") along with the

Notice Materials, as may be required by California Law, at the earliest practicable date to submit this Agreement, the Merger and related matters for the consideration and approval of the Andromedia Shareholders, which approval will be recommended by Andromedia's Board of Directors and management. Such Information Statement will contain information, and will be solicited, in compliance with applicable law. Each of Macromedia and Andromedia will promptly provide all information relating to their respective business and operations necessary for inclusion in the Notice Materials to satisfy all requirements of applicable state and federal securities laws. Each of Macromedia and Andromedia shall be solely responsible for any statement, information or omission in the Notice Materials relating to it or its affiliates based upon written information furnished by it.

              4.7    MEETING OF ANDROMEDIA SHAREHOLDERS.

                     (a) Andromedia will take all action necessary in accordance with the California Law and its Articles of Incorporation and Bylaws to call, notice, convene and hold the Andromedia Shareholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) no more than ten (10) days after the California Commissioner of Corporations has issued a permit declaring the Permit Application, Hearing Request and Hearing Notice with respect to the Merger effective, for the purpose of voting upon approval of this Agreement and the Merger. Subject to Section 4.7(c), Andromedia will solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger, and will use its commercially reasonable efforts to take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of California Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Andromedia may adjourn or postpone the Andromedia Shareholders' Meeting if as of the time for which Andromedia Shareholders' Meeting is originally scheduled there are insufficient shares of Andromedia Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Andromedia Shareholders' Meeting. Andromedia shall ensure that the Andromedia Shareholders' Meeting is called, noticed, convened, held and conducted prior to and separate from any meeting of the Andromedia Shareholders at which any Acquisition Proposal (as defined in Section 4.8) or Acquisition Transaction (as defined in Section 4.8) is considered or voted upon. Andromedia will use its commercially reasonable efforts to ensure that all proxies solicited by Andromedia in connection with the Andromedia Shareholders' Meeting are solicited in compliance with the California Law, its Articles of Incorporation and Bylaws, and all other applicable legal requirements. Andromedia's obligation to call, give notice of, convene, hold and conduct the Andromedia Shareholders' Meeting in accordance with this Section 4.7(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Andromedia of any Acquisition Proposal (as defined in Section 4.8) (including a Superior Offer (as defined in Section 4.7(c)), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Andromedia to the Andromedia Shareholders to approve this Agreement and the Merger.

                     (b) Subject to Section 4.7(c): (i) the Board of Directors of Andromedia shall recommend that Andromedia's shareholders vote in favor of and approve this Agreement and the Merger at the Andromedia Shareholders' Meeting; (ii) the Information Statement shall include a statement to the effect that the Board of Directors of the Andromedia has recommended that the

Andromedia Shareholders vote in favor of and approve this Agreement and the Merger at the Andromedia Shareholders' Meeting; and (iii) neither the Board of Directors of Andromedia nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Macromedia, the recommendation of the Board of Directors of Andromedia that Andromedia's shareholders vote in favor of and approve this Agreement and the Merger.

                     (c) Nothing in this Agreement shall prevent the Board of Directors of Andromedia from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if (i) a Superior Offer is made to Andromedia and is not withdrawn, (ii) Andromedia shall have provided written notice to Macromedia (a "NOTICE OF SUPERIOR OFFER") advising Macromedia that Andromedia has received a Superior Offer, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Macromedia shall not have, within two business days following Macromedia's receipt of the Notice of Superior Offer, made an offer that the Andromedia Board by a majority vote determines in its good faith judgment (after consultation with its financial adviser) to be at least as favorable to the Andromedia Shareholders as such Superior Offer (it being agreed that the Board of Directors of Andromedia shall convene a meeting to consider any such offer by Macromedia promptly following the receipt thereof), (iv) the Board of Directors of Andromedia concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Andromedia to comply with its fiduciary obligations to the Andromedia Shareholders under applicable law and (v) Andromedia shall not have violated any of the restrictions set forth in Section 4.8 or this
Section 4.7. The Board of Directors of Andromedia shall provide Macromedia with at least one business day prior notice (or such lesser prior notice as provided to the members of Andromedia's Board of Directors) of any meeting of Andromedia's Board of Directors at which Andromedia's Board of Directors is reasonably expected to consider any Acquisition Proposal (as defined in Section 4.8) to determine whether such Acquisition Proposal is a Superior Offer. Nothing contained in this Section 4.7 shall limit Andromedia's obligation to hold and convene the Andromedia Shareholders' Meeting (regardless of whether the recommendation of the Board of Directors of Andromedia shall have been withheld, withdrawn, amended or modified). For purposes of this Agreement "SUPERIOR OFFER" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving Andromedia pursuant to which the shareholders of Andromedia immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving Andromedia), directly or indirectly, of ownership of all of the then outstanding shares of capital stock of Andromedia, on terms that the Board of Directors of Andromedia determines, in its reasonable judgment (after consultation with its financial adviser) to be more favorable to Andromedia's shareholders than the terms of the Merger; PROVIDED, HOWEVER, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not likely in the reasonable judgment of the Board of Directors of Andromedia to be obtained by such third party on a timely basis.

                     (d) Nothing contained in this Agreement shall prohibit Andromedia or its Board of Directors from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

              4.8    NO SOLICITATION.

                     (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Section 9, Andromedia and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly: (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined); (ii) furnish to any person any non-public information with respect to any Acquisition Proposal; (iii) participate or engage in any discussions or negotiations with any person with respect to any Acquisition Proposal, except that Andromedia may inform third parties, in response to unsolicited inquiries, of the existence of these provisions; (iv) except as permitted by Section 4.7(c), approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any contract, agreement, agreement in principle or commitment contemplating or otherwise relating to any Acquisition Transaction (as hereinafter defined); PROVIDED, HOWEVER, that prior to the approval of this Agreement and the Merger at Andromedia Stockholders' Meeting, this Section 4.8(a) shall not prohibit Andromedia from furnishing nonpublic information regarding Andromedia and its Subsidiaries to, or entering into discussions with, any person or group who has submitted (and not withdrawn) to Andromedia an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of Andromedia reasonably concludes (after consultation with its financial adviser) may constitute, or may be reasonably expected to lead to, a Superior Offer if (1) neither Andromedia nor any representative of Andromedia or its Subsidiaries shall have violated any of the restrictions set forth in this Section 4.8, (2) the Board of Directors of Andromedia concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Andromedia to comply with its fiduciary obligations to Andromedia's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, Andromedia gives Macromedia written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of Andromedia's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and Andromedia receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to Andromedia's confidential information as the non-disclosure agreement between Andromedia and Macromedia executed prior to this Agreement, (4) Andromedia gives Macromedia at least two business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (5) contemporaneously with furnishing any such nonpublic information to such person or group, Andromedia furnishes such nonpublic information to Macromedia (to the extent such nonpublic information has not been previously furnished by Andromedia to Macromedia). Andromedia and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Andromedia or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Andromedia or any of its subsidiaries shall be deemed to be a breach of this Section 4.8 by Andromedia. Notwithstanding any provision of this Agreement to the contrary, Andromedia will be allowed to (i) communicate with and provide information to the underwriters of its proposed initial public offering to the extent legally required as a result of having filed its registration statement on form S-1 and (ii) pursue financing alternatives that do not constitute a change of control of Andromedia in the event Macromedia does not comply with its obligations under Section 5.12.

                     For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Macromedia) relating to any Acquisition Transaction. For the purposes of this Agreement, "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Andromedia by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 5% interest in the total outstanding voting securities of Andromedia or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 5% or more of the total outstanding voting securities of Andromedia, or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Andromedia; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 5% of the assets of Andromedia; or (C) any liquidation or dissolution of Andromedia.

                     (b) In addition to the obligations of Andromedia set forth in paragraph (a) of this Section 4.8, Andromedia as promptly as practicable shall advise Macromedia orally and in writing of any request for non-public information or any other inquiry which Andromedia reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request, inquiry or Acquisition Proposal, and the identity of the person or group making any such request, inquiry or Acquisition Proposal. Andromedia will keep Macromedia informed as promptly as practicable in all material respects of amendments to any such request, inquiry or Acquisition Proposal.

              4.9 REGULATORY APPROVALS. Andromedia will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Macromedia may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. Andromedia will use all reasonable efforts to obtain or assist Macromedia in obtaining all such authorizations, approvals and consents.

              4.10 ACCESS TO INFORMATION. Until the Closing Date (as defined in Section 6.1 hereof) and subject to the terms and conditions hereof relating to the confidentiality and use of confidential and proprietary information, Andromedia will provide Macromedia and its agents with reasonable access, during regular business hours, to the files, books, records and offices of Andromedia, including, without limitation, any and all information relating to Andromedia taxes, commitments, contracts, leases, licenses, real, personal and intangible property, and financial condition, and specifically including, without limitation, access to Andromedia source code reasonably necessary for Macromedia to complete its diligence review of Andromedia products and technology. Andromedia will cause its accountants to cooperate with Macromedia and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

              4.11 SATISFACTION OF CONDITIONS PRECEDENT. Andromedia will use all commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and Andromedia will use all commercially reasonable efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

              4.12 BLUE SKY LAWS. Andromedia shall use reasonable efforts to assist Macromedia to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions applicable in connection with the Merger.

              4.13 NOTIFICATION OF EMPLOYEE PROBLEMS. Andromedia will promptly notify Macromedia if any of Andromedia's officers becomes aware that any of the key employees listed in ITEM 2.15.2 intends to leave its employ.

              4.14 ANDROMEDIA AFFILIATES AGREEMENTS. To help ensure that the issuance of Macromedia Common Stock in the Merger complies with the Securities Act and that the Merger will be accounted for as a "pooling of interests," concurrently with the execution of this Agreement Andromedia will deliver to Macromedia a letter identifying all persons who are, in Andromedia's reasonable judgment, "affiliates" of Andromedia at the time this Agreement is executed (the "ANDROMEDIA AFFILIATES"). Andromedia will provide Macromedia with all information and documents needed to evaluate this list for compliance with securities laws. Andromedia will, concurrently with the execution of this Agreement or as soon as practicable thereafter, cause each of its affiliates to deliver to Macromedia, a written agreement (the "ANDROMEDIA AFFILIATES AGREEMENT"), in the form of EXHIBIT 4.14.

              4.15 ANDROMEDIA DISSENTING SHARES. As promptly as practicable after the date the Information Statement is distributed to Andromedia Shareholders and prior to the Closing Date, Andromedia shall furnish Macromedia with the name and address of each Andromedia Shareholder who has up to such time dissented and the number of shares owned by such Andromedia Shareholders.

              4.16 POOLING ACCOUNTING. Andromedia shall use all commercially reasonable efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Andromedia shall use reasonable efforts to cause Andromedia Affiliates not to take any action that would adversely affect the ability of Macromedia to account for the business combination to be effected by the Merger as a pooling of interests.

              4.17 LITIGATION. Andromedia will notify Macromedia in writing promptly after learning of any material action, suit, proceeding or investigation by or before any court, board or governmental agency, initiated by or against Andromedia or threatened against it.

              4.18 CERTAIN EMPLOYEE BENEFITS. As soon as practicable after the execution of this Agreement, Andromedia and Macromedia shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements for Andromedia's and its Subsidiaries' employees following the Merger. Andromedia and its Subsidiaries shall take such actions as are necessary to terminate such Employee Plans as are requested by Macromedia to be terminated, provided that those Andromedia and Subsidiary employees who are eligible to participate in each such Employee Plan shall be provided the opportunity to participate in a substantially comparable employee benefit plan maintained by Macromedia and provided further that Macromedia requests such termination no later than ten days prior to the Closing Date. Andromedia agrees that it and its Subsidiaries shall terminate any and all group severance, separation, retention and salary continuation plans, programs or arrangements (other than certain Change in Control Agreements entered into by six employees identified in the Andromedia Disclosure Letter) prior to the Closing.


       5.     MACROMEDIA COVENANTS

              During the period from the date of this Agreement and, in the case of Sections 5.1 through 5.5 and Sections 5.8 through 5.10, until the Effective Time, Macromedia covenants to and agrees with Andromedia as follows:

              5.1 ACCESS TO INFORMATION. Until the Closing Date (as defined in Section 6.1 hereof) and subject to the terms and conditions hereof relating to confidentiality and use of confidential and proprietary information, Macromedia will provide Andromedia and its agents with reasonable access to its management and officers and material information regarding Macromedia, including, without limitation, material information relating to Macromedia's business, intellectual property and financial condition. Macromedia will cause its accountants to cooperate with Andromedia's accountants in making available all financial information reasonably requested to evaluate Macromedia's financial package.

              5.2 SATISFACTION OF CONDITIONS PRECEDENT. Macromedia will use all commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 7, and Macromedia will use all commercially reasonable efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

              5.3 REGULATORY APPROVALS. Macromedia will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Andromedia may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. Macromedia will use all commercially reasonable efforts to obtain all such authorizations, approvals and consents.

              5.4 MACROMEDIA AFFILIATES AGREEMENTS. To facilitate the treatment of the Merger for accounting purposes as a "pooling of interests," Macromedia will, concurrently with the execution of this Agreement or a soon as practicable thereafter, cause each of its affiliates ("MACROMEDIA AFFILIATES") to execute and deliver to Macromedia a written agreement (the "MACROMEDIA AFFILIATE AGREEMENT") in substantially the form of EXHIBIT 5.4.

              5.5 PREPARATION OF PERMIT APPLICATION, HEARING REQUEST AND HEARING NOTICE. As promptly as practicable after the date hereof, Macromedia, with Andromedia's assistance, shall prepare and file with the California Commissioner of Corporations the Notice Materials, including the Permit Application, Hearing Request and Hearing Notice, in connection with the Merger. Macromedia, with Andromedia's assistance, shall use reasonable efforts to have the Permit Application, Hearing Request and Hearing Notice declared effective under the CCSL as promptly as practicable after such filing.

              5.6    EMPLOYEE BENEFIT PLANS.

                     (a) Macromedia agrees that individuals who are employed by Andromedia or any Subsidiary immediately prior to the Effective Time shall remain employees of Andromedia or become employees of Macromedia following the Effective Time (each such employee, an "AFFECTED EMPLOYEE"); provided, however, that this Section 5.6(a) shall not be construed to limit the ability of the applicable employer to terminate the employment of any Affected Employee at any time for any reason.

                     (b) To the extent that Affected Employees become eligible to participate in any employee benefit plans or arrangements maintained by Macromedia, Macromedia will, give Affected Employees full credit for purposes of eligibility (including service and waiting period requirements), vesting, benefit accrual and determination of the level of benefits under any employee benefit plans or arrangements maintained by Macromedia, for such Affected Employees' service with Andromedia or any Subsidiary to the same extent recognized by either Andromedia or a Subsidiary for the comparable employee benefit program immediately prior to the Effective Time.

                     (c) To the extent consistent with the terms of Macromedia's employee benefit plans and programs as applied to eligible Macromedia employees, Macromedia will, or will cause Andromedia to waive all limitations as to preexisting conditions, exclusions and waiting periods and service requirements with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time.
In the event that Macromedia causes the termination of an Employee Plan which is a group health plan prior to the end of the 1999 calendar year, Macromedia shall take such actions as are commercially reasonable to provide each such affected participant with credit for any co-payments and deductibles paid prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements for the 1999 calendar year under the comparable group health plan maintained by Macromedia in which each such affected participant is eligible to participate after the Effective Time. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any employee of Andromedia or the funding of any such benefit.

              5.7 INDEMNIFICATION OF DIRECTORS AND OFFICERS; DIRECTORS & OFFICERS INSURANCE.

                     (a) From and after the Effective Time, Macromedia will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Andromedia pursuant to any indemnification agreements between Andromedia and its directors and officers as of or prior to the date hereof (or indemnification agreements in Andromedia's customary form for directors joining Andromedia's Board of Directors prior to the Effective Time) and any indemnification provisions under Andromedia's articles of incorporation or bylaws as in effect immediately prior to the Effective Time.

                     (b) For a period of three years after the Effective Time, Macromedia will maintain or cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who, as of immediately prior to the Effective Time, were scheduled to be covered by Andromedia's directors' and officers' liability insurance policy (the "INSURED PARTIES") pursuant to the written insurance quote (the "QUOTE") delivered to Macromedia prior to the date hereof on terms as favorable to the Insured Parties as can be provided by expending 150% of the $300,000 annual premium contemplated by the Quote for such coverage.

                     (c) The provisions of this Section 5.7 are intended to be for the benefit of, and will be enforceable by, each Insured Party entitled to indemnification hereunder and the heirs and representatives of such Insured Party. Macromedia will not permit the Surviving Corporation to merge or consolidate with any other entity unless the Surviving Corporation will ensure that the surviving or resulting entity assumes the obligations imposed by this Section 5.7.

              5.8 ADVICE OF CHANGES. Macromedia will promptly advise Andromedia in writing (a) of any event occurring subsequent to the date of this Agreement that would render the representations and warranties of Macromedia contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect unless Macromedia reasonably believes such event will be cured within 30 days and (b) of any Material Adverse Effect on Macromedia.

              5.9 NECESSARY CONSENTS. Macromedia will use all commercially reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate for Macromedia, in addition to those set forth in Section 4.6, to facilitate and allow the consummation of the transactions provided for herein and to allow Macromedia to carry on Andromedia's business after the Effective Time.

              5.10 BLUE SKY LAWS. Macromedia shall use all reasonable efforts to comply with the securities and Blue Sky laws of all jurisdictions applicable in connection with the Merger.

              5.11 POOLING ACCOUNTING. Macromedia shall use all commercially reasonable efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Macromedia shall use reasonable efforts to cause Macromedia Affiliates not to take any action that would adversely affect the ability of Macromedia to account for the business combination to be effected by the Merger as a pooling of interests.

              5.12 INTERIM FINANCING. If the Merger is not consummated on or before November 30, 1999 and Andromedia has not breached in any material respect any covenant contained in Article 4 of this Agreement, then on or before November 30, 1999 Macromedia and Andromedia shall in good faith establish a mutually acceptable operating plan for the continued operations of Andromedia in the ordinary course of business consistent with past practice and materially consistent with Andromedia's current operating plan supplied to Macromedia, and Macromedia will provide interim debt financing, at prevailing market interest rates and terms, sufficient to meet Andromedia's reasonable cash requirements in accordance with such mutually acceptable plan during the period from December 1, 1999 until the earlier of the Effective Time or three months after the termination of this Agreement.

       6.     CLOSING MATTERS

              6.1 THE CLOSING. Subject to termination of this Agreement as provided in Section 9 below, the closing of the transactions provided for herein (the "CLOSING") will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m., Pacific Time no later than the third business day after all conditions to closing have been satisfied or waived (the "CLOSING DATE"). Prior to or concurrently with the Closing, the Agreement of Merger and such officers' certificates or other documents as may be required to effectuate the Merger will be filed in the office of the California Secretary of State and the Certificate of Merger and such certificates of approval or other documents as may be required to effectuate the Merger will be filed in the office of the Delaware Secretary of State.

              6.2    EXCHANGE OF CERTIFICATES.

                     6.2.1 As of the Effective Time, all shares of Andromedia Common Stock and Andromedia Preferred Stock that are outstanding immediately prior thereto will, by virtue of the Merger and without further action, cease to exist, and all such shares (other than dissenters' shares) will be converted into the right to receive from Macromedia the number of shares of Macromedia Common Stock determined as set forth in Section 1.1, subject to Section 1.2 hereof.

                     6.2.2 At and after the Effective Time, each certificate representing outstanding shares of Andromedia Common Stock and Andromedia Preferred Stock will represent the number of shares of Macromedia Common
Stock into which such shares of Andromedia Common Stock and Andromedia Preferred Stock have been converted, and such shares of Macromedia Common Stock will be deemed registered in the name of the holder of such certificate. As soon as practicable after the Effective Time, each holder of shares of Andromedia Common Stock and Andromedia Preferred Stock will surrender (a) the certificates for such shares (the "ANDROMEDIA
CERTIFICATES") to Macromedia for cancellation or (b) an affidavit of lost (or unissued) certificate and a bond in form reasonably satisfactory to Macromedia (a "BOND") and will execute and deliver representations as to such Andromedia Shareholders' valid and marketable title to such holder's shares of Andromedia Common Stock and Andromedia Preferred Stock (the "ANDROMEDIA SHAREHOLDER REPRESENTATIONS"). Promptly following the Effective Time and receipt of Andromedia Certificates and/or the Bonds and Andromedia Shareholder Representations, Macromedia will cause its transfer agent to issue to such surrendering holder certificate(s) for the number of shares of Macromedia Common Stock to which such holder is entitled pursuant to Section 1.1, subject to Section 1.2 hereof, and Macromedia will distribute any cash payable under Section 1.2.

                     6.2.3 All shares of Macromedia Common Stock (and, if applicable, cash in lieu of fractional shares) delivered upon the surrender of Andromedia Certificates in accordance with the terms hereof will be delivered to the registered holder. After the Effective Time, there will be no further registration of transfers of the shares of Andromedia Common Stock and Andromedia Preferred Stock on the stock transfer books of Andromedia.
If, after the Effective Time, Andromedia Certificates are presented for transfer or for any other reason, they will be canceled and exchanged and certificates therefor will be delivered as provided in this Section 6.2. Notwithstanding anything herein to the contrary, except to the extent waived by Macromedia, any Andromedia Certificate that is not properly submitted to Macromedia for exchange and cancellation within three years after the Effective Time shall no longer evidence ownership of or any right to receive shares of Macromedia Common Stock and all rights of the holder of such Andromedia Certificate, with respect to the shares previously evidenced by such Andromedia Certificate, shall cease.

                     6.2.4 Until Andromedia Certificates representing Andromedia Common Stock and Andromedia Preferred Stock outstanding prior to the Merger are surrendered pursuant to Section 6.2.2 above, such certificates will be deemed, for all purposes, to evidence ownership of (a) the number of shares of Macromedia Common Stock into which the shares of Andromedia Common Stock and Andromedia Preferred Stock will have been converted and (b) if applicable, cash in lieu of fractional shares.

              6.3 ASSUMPTION OF WARRANTS AND OPTIONS. Within a reasonable time period, and in any event within thirty (30) days, after the Effective Time, Macromedia will notify in writing each holder of an Andromedia Option or Andromedia Warrant of: (i) the assumption of such Andromedia Options or Andromedia Warrants, as applicable, by Macromedia, (ii) the conversion of such Andromedia Options into Macromedia Options or the conversion of such Andromedia Warrants into Macromedia Warrants, as applicable, (iii) the number of shares of Macromedia Common Stock that are subject to such Macromedia Options and Macromedia Warrants and (iv) the exercise price of such Macromedia Options as determined pursuant to Section 1.1.2 hereof and the exercise price of such Macromedia Warrants as determined pursuant to Section
1.1.3 hereof. Within a reasonable time period, and in any event within thirty (30) days following the Effective Time, Macromedia shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to shares of Macromedia Common Stock subject to Macromedia Options for which such form is available and shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

              6.4 DISSENTING SHARES. Notwithstanding anything to the contrary contained in this Agreement, any shares of Andromedia Common Stock or Andromedia Preferred Stock that, as of the Effective Time, are or may become "dissenting shares" within the meaning of Section 1300(b) of the California Corporations Code shall not be converted into or represent the right to receive Macromedia Common Stock in accordance with Section 1.1.1 (or cash in lieu of fractional shares in accordance with Section 1.2), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the California General Corporation Law; provided, however, that if the status of any such shares as "dissenting shares," shall not be perfected, or if any such shares lose their status as "dissenting shares," then, as of the latter of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon surrender of the certificate or certificates representing such shares) Macromedia Common Stock in accordance with Section
1.1.1 (and cash in lieu of fractional shares in accordance with Section 1.2).

              6.5 EMPLOYEE PLANS. As of the Effective Time, Macromedia and Andromedia shall take such actions as are necessary to effect the mutually acceptable employee benefit and compensation arrangements as determined pursuant to Section 4.18.

       7.     CONDITIONS TO OBLIGATIONS OF ANDROMEDIA

       Andromedia's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Andromedia, but only in a writing signed on behalf of Andromedia by its Chief Executive Officer or Chief Financial Officer):

              7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Macromedia contained in this Agreement shall be true and correct as of the date hereof and at and as of the Closing Date as if made at and as of such time, except that to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct as of the date hereof and at and as of such particular date as if made at and as of such particular date; provided that if any of such representations and warranties shall not be true and correct as aforesaid, then this condition shall nevertheless be deemed satisfied if the cumulative effect of all inaccuracies of such representations and breaches of such warranties shall not be or have a Material Adverse Effect on Macromedia, and Andromedia shall have received a certificate to such effect executed on behalf of Macromedia by its Chief Executive Officer or Chief Financial Officer.

              7.2 COVENANTS. Macromedia shall have performed and complied in all material respects with all of its covenants contained in Section 5 on or before the Closing Date, and Andromedia shall have received a certificate to such effect executed on behalf of Macromedia by its Chief Executive Officer or Chief Financial Officer.

              7.3. ABSENCE OF MATERIAL ADVERSE EFFECT. There shall not have been any Material Adverse Effect with respect to Macromedia.

              7.4 COMPLIANCE WITH LAW. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

              7.5 GOVERNMENT CONSENTS. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other actions, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable federal and state securities laws.

              7.6 OPINION OF MACROMEDIA'S COUNSEL. Andromedia shall have received from Fenwick & West LLP, counsel to Macromedia, an opinion in form and substance reasonably satisfactory to Andromedia.

              7.7 PERMIT. The California Commissioner of Corporations shall have issued a permit declaring the Permit Application, Hearing Request and Hearing Notice with respect to the Merger effective or the issuance of the Macromedia Common Stock in connection with the Merger shall have been registered pursuant to a registration statement declared effective by the Securities and Exchange Commission (the "SEC").

              7.8 REQUISITE APPROVALS. The principal terms of this Agreement, the Agreement of Merger and the Certificate of Merger shall have been approved and adopted by the written consent or vote of all the Andromedia Shareholders, as required by applicable law and Andromedia's Articles of Incorporation and Bylaws.

              7.9 POOLING OPINION. Andromedia shall have received an opinion from PricewaterhouseCoopers LLP that it concurs with Andromedia management's conclusion that, as of the date of such opinion, no conditions exist that would preclude Andromedia from being a party to a business combination for which the pooling of interests method of accounting would be available; and Macromedia shall have received an opinion from KPMG LLP that it concurs with Macromedia management's conclusion that pooling of interests accounting for the Merger is appropriate under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with this Agreement; provided that the failure to receive either opinion shall not constitute a failure of this condition if such opinion cannot be rendered as a result of any action taken, or any failure to take any action, by Andromedia.

              7.10 EMPLOYMENT AND NONCOMPETITION AGREEMENTS. Macromedia shall have executed and delivered the Employment Agreements and the Noncompetition Agreements.

              7.11 HART-SCOTT-RODINO COMPLIANCE. All applicable waiting periods under the HSR Act shall have expired or early termination shall have been granted by both the Federal Trade Commission and the United States Department of Justice.

              7.12 TAX OPINIONS. Macromedia and Andromedia shall each have received written opinions from their respective tax counsel (Fenwick & West LLP and Wilson Sonsini Goodrich & Rosati, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code and such opinions shall not have been withdrawn; PROVIDED, HOWEVER, that if the counsel to either Macromedia or Andromedia does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

       8.     CONDITIONS TO OBLIGATIONS OF MACROMEDIA

              The obligations of Macromedia hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Macromedia, but only in a writing signed on behalf of Macromedia by its Chief Executive Officer or Chief Financial Officer):

              8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Andromedia contained in this Agreement shall be true and correct as of the date hereof and at and as of the Closing Date as if made at and as of such time, except that, to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct at and as of such particular date as if made at and as of such particular date; provided that if any of such representations and warranties shall not be true and correct as aforesaid, then this condition shall nevertheless be deemed satisfied if the cumulative effect of all inaccuracies of such representations and breaches of such warranties shall not be or have a Material Adverse Effect on Andromedia, and Macromedia shall have received a certificate to such effect executed on behalf of Andromedia by its Chief Executive Officer or Chief Financial Officer.

              8.2 COVENANTS. Andromedia shall have performed and complied in all material respects with all of its covenants contained in Section 4 on or before the Closing and Macromedia shall have received a certificate to such effect signed on behalf of Andromedia by its Chief Executive Officer or Chief Financial Officer.

              8.3 ABSENCE OF MATERIAL ADVERSE EFFECT. There shall have not been any Material Adverse Effect with respect to Andromedia.

              8.4 COMPLIANCE WITH LAW. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions provided for in this Agreement.

              8.5 GOVERNMENT CONSENTS. There shall have been obtained at or prior to the Closing Date such permits or authorizations and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable federal and state securities laws.

              8.6 OPINION OF ANDROMEDIA'S COUNSEL. Macromedia shall have received from Wilson Sonsini Goodrich & Rosati, counsel to Andromedia, an opinion in form and substance reasonably satisfactory to Macromedia, including, among other things, an opinion on the capitalization of Andromedia.

              8.7 REQUISITE APPROVALS. The principal terms of this Agreement, the Agreement of Merger and the Certificate of Merger shall have been approved and adopted by the written consent or vote of the Andromedia Shareholders, as required by applicable law and Andromedia's Articles of Incorporation and Bylaws and by Andromedia's Board of Directors.

              8.8 POOLING OPINION. Andromedia shall have received an opinion from PricewaterhouseCoopers LLP that it concurs with Andromedia management's conclusion that, as of the date of such opinion, no conditions exist that would preclude Andromedia from being a party to a business combination for which the pooling of interests method of accounting would be available; and Macromedia shall have received an opinion from KPMG LLP that it concurs with Macromedia management's conclusion that pooling of interests accounting for the Merger is appropriate under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with this Agreement; provided that the failure to receive either opinion shall not constitute a failure of this condition if such opinion cannot be rendered as a result of any action taken, or any failure to take any action, by Macromedia.

              8.9 TERMINATION OF RIGHTS. Any registration rights, rights of first refusal, rights to any liquidation preference, or redemption rights of any Andromedia Shareholder shall have been terminated or waived as of the Closing.

              8.10 RESIGNATIONS. The directors of Andromedia in office immediately prior to the Effective Time of the Merger shall have resigned as directors of Andromedia effective as of the Effective Time of the Merger.

              8.11 PERMIT. The California Commissioner of Corporations shall have issued a permit declaring the Permit Application, Hearing Request and Hearing Notice with respect to the Merger effective or the issuance of the Macromedia Common Stock in connection with the Merger shall have been registered pursuant to a registration statement declared effective by the SEC.

              8.12 HART-SCOTT-RODINO COMPLIANCE. All applicable waiting periods under the HSR Act shall have expired or early termination shall have been granted by both the Federal Trade Commission and the United States Department of Justice.

              8.13 DISSENTING SHARES. The number of shares of Andromedia Common Stock or Andromedia Preferred Stock eligible to become dissenting shares shall not constitute more than 7% of the total number of shares of Andromedia Common Stock (on an as-if converted to Andromedia Common Stock basis) outstanding immediately prior to the Effective Time.

       9.     TERMINATION OF AGREEMENT

              9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of Andromedia:

                     (a) by the mutual written consent of Macromedia and Andromedia;

                     (b) unless otherwise specifically provided herein or agreed in writing by Macromedia and Andromedia, upon notice by either party, this Agreement will be terminated if all the conditions to Closing have not been satisfied or waived on or before January 31, 2000, or, if on or before such date Macromedia files a registration statement with the SEC to register the shares of Macromedia Common Stock to be issued in the Merger due to the unavailability of the Securities Act Section 3(a)(10) exemption, on or before March 31, 2000 (as applicable, the "FINAL DATE") other than as a result of a breach of this Agreement by the terminating party, or a breach by any of the affiliates of the terminating party of the Affiliate Agreements;

                     (c) by Macromedia (at any time prior to the approval of this Agreement and the Merger by the required vote of the stockholders of Andromedia) if a Triggering Event (as defined below) shall have occurred;

                     (d) by Andromedia, if there has been a breach by Macromedia of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Macromedia, or if any representation of Macromedia will have become untrue, in either case to an extent that would cause the conditions set forth in Section 7.1 or 7.2 not to be satisfied and which Macromedia fails to cure within a reasonable time, not to exceed thirty
(30) days, after written notice thereof (except that no cure period will be provided for a breach by Macromedia which by its nature cannot be cured);

                     (e) by Macromedia, if there has been a breach by Andromedia of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Andromedia, or if any representation of Andromedia will have become untrue, in either case to an extent that would cause the conditions set forth in Section 8.1 or 8.2 not to be satisfied and which Andromedia fails to cure within a reasonable time not to exceed thirty
(30) days after written notice thereof (except that no cure period will be provided for a breach by Andromedia which by its nature cannot be cured);

                     (f) by either party, if a permanent injunction or other order by any Federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the Merger will have been issued and will have become final and nonappealable. Any termination of this Agreement under this Section 9.1 will be effective by the delivery of written notice of the terminating party to the other party hereto; or

                     (g) by either Andromedia or Macromedia if the required approval of the Andromedia Shareholders contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Andromedia Shareholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 9.1(g) shall not be available to a party where the failure to obtain the Andromedia Shareholder approval shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a material breach of this Agreement.

                     For the purposes of this Agreement, a "TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of Andromedia or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Macromedia its recommendation in favor of the approval of this Agreement or the Merger; (ii) Andromedia shall have failed to include in the Information Statement the recommendation of the Board of Directors of Andromedia in favor of the approval of this Agreement and the Merger; (iii) the Board of Directors of Andromedia fails to reaffirm its recommendation in favor of the adoption and approval of this Agreement and the Merger within 10 business days after Macromedia requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iv) the Board of Directors of Andromedia or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; (v) Andromedia shall have entered into any letter of intent of similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or (vi) a tender or exchange offer relating to securities of Andromedia shall have been commenced by a person or entity unaffiliated with Macromedia, and Andromedia shall not have sent to its shareholders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Andromedia recommends rejection of such tender or exchange offer.

              9.2    FEES AND EXPENSES.

              (a) GENERAL. Except as set forth in this Section 9.2, each party will bear its respective expenses and fees of its own accountants, attorneys, investment bankers and other professionals incurred with respect to this Agreement and the transactions contemplated hereby. If the Merger is consummated, Macromedia will pay at or immediately following the Closing the reasonable investment banking, accounting and attorneys' fees and expenses and other fees and expenses incurred by Andromedia in connection with the Merger. Andromedia will not incur in connection with the Merger more than $2,000,000 in such fees and expenses unless any such fees or expenses incurred by Andromedia in excess of the applicable amount set forth for above are paid by the Andromedia Shareholders on or before the Closing.

              (b)    ANDROMEDIA PAYMENTS.

                     (i) In the event that this Agreement is terminated by Macromedia pursuant to Section 9.1(c) Andromedia shall promptly, but in no event later than two days after the date of such termination, pay Macromedia in immediately available funds a fee equal to $10 million (the "TERMINATION FEE") plus an amount equal to Macromedia's reasonable investment banking, accounting and attorneys' fees and expenses and other fees and expenses incurred by Macromedia with respect to this Agreement and the transactions contemplated hereby ("MACROMEDIA'S EXPENSES");

                     (ii) In the event that this Agreement is terminated by Macromedia pursuant to Section 9.1(b) (at a time when Andromedia is in material breach of any of its obligations under this Agreement and Macromedia is not in material breach of any of its obligations under this Agreement) or Section 9.1(e), or by either Macromedia or Andromedia pursuant to Section 9.1(g), and within 12 months following the termination of this Agreement a Competing Transaction (as defined below) is consummated or Andromedia enters into an agreement providing for a Competing Transaction, then Andromedia shall, within two days after the consummation of a Competing Transaction, pay Macromedia in immediately available funds an amount equal to the Termination Fee plus Macromedia's Expenses.

                     (iii) Andromedia acknowledges that the agreements contained in this Section 9.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Macromedia would not enter into this Agreement; accordingly, if Andromedia fails to pay in a timely manner the amounts due pursuant to this Section 9.2(b), and, in order to obtain such payment, Macromedia makes a claim that results in a judgment against Andromedia for the amounts set forth in this Section 9.2(b), Andromedia shall pay to Macromedia its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in
        this Section 9.2(b) at the prime   rate of The Chase Manhattan Bank
        in effect on the date such payment was required to be made.
        Payment of the fees described in this Section 9.2(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

              (c) In the event that Andromedia shall terminate this Agreement pursuant to Section 9.1(d), then Macromedia shall immediately pay to Andromedia immediately available funds an amount equal to the Termination Fee plus an amount equal to Andromedia's reasonable investment banking, accounting and attorneys' fees and expenses and other fees and expenses incurred by Andromedia with respect to this Agreement and the transactions contemplated hereby ("ANDROMEDIA'S EXPENSES"). Such payment shall be treated as liquidated damages and shall be in lieu of any other payments for damages incurred by Andromedia or its shareholders for any non-willful breach of this Agreement by Macromedia.

              (d) Neither Andromedia nor Macromedia shall be entitled to reimbursement for its Andromedia's Expenses or Macromedia's Expenses in excess of $1,000,000 in the aggregate.

              (e) For the purposes of this Section 9.2, a "COMPETING TRANSACTION" shall mean any of the following involving Macromedia or Andromedia (as the case may be) other than the Merger: (a) any merger, consolidation, share exchange, business combination or other similar transaction in which a majority of Andromedia's voting stock is transferred to any third party; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50% or more of the assets of such party and its subsidiaries, taken as a whole in single transaction or series of transactions; (c) any license, joint venture or other arrangement pursuant to which Andromedia provides or permits exclusive access to all or a majority of its intellectual property (on a value basis) to a third party; (d) any tender offer or exchange offer for 50% or more of the outstanding voting securities of such party or the filing of a registration statement under the Securities Act in connection therewith; or (e) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the

Exchange Act) having been formed that beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the outstanding voting securities of such party.

              9.3 NOTICE OF TERMINATION AND EFFECT OF TERMINATION. Any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 9.3, Section 9.2 and Article 11, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties pursuant to any agreement to maintain the confidentiality of information regarding the other party, all of which obligations shall survive termination of this Agreement in accordance with their terms.

       10.    SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

              10.1 OBLIGATIONS OF ANDROMEDIA. Except for the obligations of Andromedia under Section 9 above and Section 11 below, the representations, warranties and covenants of Andromedia contained in this Agreement will terminate as of the termination of this Agreement in accordance with its terms. If the Closing occurs, all of Andromedia's representations, warranties and covenants except for those set forth in Section 4.18 and 6.5 will terminate and be of no further effect after the Closing.

              10.2 OBLIGATIONS OF MACROMEDIA. Except for Macromedia's obligations pursuant to Section 9 above and Section 11 below, Macromedia's representations, warranties and covenants contained in this Agreement will terminate as of the termination of this Agreement in accordance with its terms. If the Closing occurs, all of Macromedia's representations, warranties and covenants except for those set forth in Sections 5.6, 5.7, 5.12, 6.3 and
6.5 will terminate and be of no further effect after the Closing.

       11.    MISCELLANEOUS

              11.1 GOVERNING LAW; DISPUTE RESOLUTION. The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Any dispute hereunder ("DISPUTE") shall be settled by arbitration in San Francisco, California, and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA RULES") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute.

                     11.1.1 COMPENSATION OF ARBITRATOR. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

                     11.1.2 SELECTION OF ARBITRATOR. The American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with California contract law; provided, however, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection. In the event that the foregoing procedure is not followed, each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as the arbitrator.

                     11.1.3 PAYMENT OF COSTS. Macromedia and Andromedia or the Andromedia Shareholders after the Closing will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator will award to the prevailing party, as determined by the arbitrator, all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party.

                     11.1.4 BURDEN OF PROOF. For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

                     11.1.5 AWARD. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

                     11.1.6 TERMS OF ARBITRATION. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

                     11.1.7 EXCLUSIVE REMEDY. Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any Dispute arising out of this Agreement.

              11.2   ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS.
Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

              11.3 SEVERABILITY. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

              11.4 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of both parties reflected hereon as signatories.

              11.5 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

              11.6 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto at any time prior to the Effective Time and before or after approval of the Andromedia shareholders.

              11.7 NO WAIVER. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of the right to enforce any of the provisions hereof on any occasion will not be construed to be a waiver of the right of such party to enforce such provision on any other occasion.

              11.8 NOTICES. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by mail or express delivery, postage prepaid, and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails, addressed as follows:

                     (i)    If to Macromedia:

                            Macromedia, Inc.
                            600 Townsend Street
                            San Francisco, CA 94103
                            Attention:  Betsey Nelson, Chief Financial Officer
                            Phone:  (415) 252-4102

                            Fax:  (415) 703-0626

                            with a copy to:

                            Fenwick & West LLP
                            Two Palo Alto Square
                            Palo Alto, CA  94306
                            Attention:  Gordon K. Davidson
                            Phone:  (650) 494-0600
                            Fax:  (650) 494-1417

                     (ii)   If to Andromedia:

                            Andromedia, Inc.
                            818 Mission Street, Second Floor
                            San Francisco, CA 94103
                            Attention:  Kent B. Godfrey, Chief Executive Officer
                            Phone:  (415) 365-6700
                            Fax:  (415) 365-6699

                            with a copy to:

                            Wilson Sonsini Goodrich & Rosati
                            650 Page Mill Road
                            Palo Alto, CA 94304
                            Attention:  Steve L. Camahort
                            Phone:  (650) 493-9300
                            Fax:  (650) 493-6811

or to such other address as the party in question may have furnished to the other party by written notice given in accordance with this Section 11.8.

              11.9 CONSTRUCTION OF AGREEMENT. The language hereof will not be construed for or against either party. A reference to an article, section or exhibit will mean an article or section in, or an exhibit to, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole.

              11.10 NO JOINT VENTURE. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and the parties' status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

              11.11 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by the other party to evidence and reflect the transactions provided for herein and to carry into effect the intent of this Agreement.

              11.12 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner or employee of any party hereto or any other person or entity, unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

              11.13 PUBLIC ANNOUNCEMENT. Macromedia and Andromedia will issue a press release approved by both parties announcing the Merger as soon as practicable following the execution of this Agreement. Each of Macromedia and Andromedia may issue such press releases, and make such other disclosures regarding the Merger, as it determines to be required or appropriate under applicable securities laws or Nasdaq Stock Market rules after reasonable consultation, where possible, with the other. Andromedia will not make any other public announcement or disclosure of the transactions contemplated by this Agreement. Each of Macromedia and Andromedia will take all reasonable precautions to prevent any trading in the securities of Macromedia by officers, directors, employees and agents of Macromedia or Andromedia, respectively, (a) having knowledge of any material information regarding Macromedia provided hereunder, including, without limitation, the existence of the transactions contemplated by this Agreement (the "MACROMEDIA MATERIAL INFORMATION") until the information in question has been publicly disclosed or (b) to the extent that such trading would adversely affect the treatment of the Merger as a "pooling of interests" for accounting purposes.

              11.14 CONFIDENTIALITY. Except as expressly authorized by Macromedia in writing, Andromedia will not directly or indirectly divulge to any person or entity or use any Macromedia Confidential Information, except as required for the performance of its duties under this Agreement. Except as expressly authorized by Andromedia in writing, Macromedia will not directly or indirectly divulge to any person or entity or use any Andromedia Confidential Information, except as required for the performance of its duties under this Agreement. As used herein, "MACROMEDIA CONFIDENTIAL INFORMATION" consists of (a) any information designated by Macromedia as confidential whether developed by Macromedia or disclosed to Macromedia by a third party, (b) the source code to any Macromedia software and any trade secrets relating to any of the foregoing, and (c) any information relating to Macromedia's product plans, product designs, product costs, product prices, product names, finances, marketing plans, business opportunities, personnel, research development or know-how. As used herein, "ANDROMEDIA CONFIDENTIAL INFORMATION" consists of (x) any information designated by Andromedia as confidential whether developed by Andromedia or disclosed to Andromedia by a third party, (y) the source code to any Andromedia software, and any trade secrets related to any of the foregoing, and (z) any information relating to Andromedia product plans, product designs, product costs, product prices, product names, finances, marketing plan, business opportunities, personnel, research, development or know-how. "MACROMEDIA CONFIDENTIAL INFORMATION" and "ANDROMEDIA CONFIDENTIAL INFORMATION" also include the terms and conditions of this Agreement, except as disclosed in accordance with Section 11.13 above. The foregoing restriction will apply to information about a party whether or not it was obtained from such party's employees, acquired or developed by the other party during such other party's performance under this Agreement, or otherwise learned. The foregoing restrictions will not apply to information that (i) has become publicly known through no wrongful act of the receiving party, (ii) has been rightfully received from a third party authorized by the party which is the owner, creator or compiler to make such disclosure without restriction, (iii) has been approved or released by written authorization of the party which is the owner, creator or compiler, or (iv) is being or has therefore been disclosed pursuant to a valid court order after a reasonable attempt has been made to notify the party which is the owner, creator or compiler.

              11.15 TIME IS OF THE ESSENCE. The parties hereto acknowledge and agree that time is of the essence in connection with the execution, delivery and performance of this Agreement.

              11.16 ENTIRE AGREEMENT. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MACROMEDIA, INC.                                 ANDROMEDIA, INC.

By: /s/ Rob Burgess                           By: /s/ Kent B. Godfrey
   ------------------------------------          ----------------------------------------
   Rob Burgess, Chief Executive Officer          Kent B. Godfrey, Chief Executive Officer


PEAK ACQUISITION CORP.

By: /s/ Betsey Nelson
   --------------------------------
   Betsey Nelson, President


                          [SIGNATURE PAGE TO AGREEMENT AND
                              PLAN OF REORGANIZATION]

                                 FIRST AMENDMENT TO
                        AGREEMENT AND PLAN OF REORGANIZATION


       This Amendment is entered into as of November 23, 1999 and amends the Agreement and Plan of Reorganization entered into as of October 6, 1999 (the "Agreement") by and among Macromedia, Inc., a Delaware corporation ("Macromedia"), Andromedia, Inc., a California corporation ("Andromedia") and Peak Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Macromedia ("Newco").

       1. Section 1.1.4 of the Agreement is hereby amended and restated in its entirety to read as follows:

       "APPLICABLE NUMBER. Unless there is an adjustment to the shares to be issued in the Merger pursuant to Section 1.1.5 below, the "APPLICABLE NUMBER" shall equal (a) the Total Macromedia Shares to be Issued (as defined below) divided by (b) the sum of (i) the total number of shares of Andromedia Common Stock issued and outstanding at the Effective Time, (ii) the total number of shares of Andromedia Common Stock issuable upon conversion of all shares of Andromedia Preferred Stock issued and outstanding at the Effective Time, (iii) the total number of shares of Andromedia Common Stock issuable upon exercise of all Andromedia Options outstanding at the Effective Time (other than options to purchase up to 1,732,615 shares that are granted by Andromedia after the date of this Agreement and before the Effective Time with the prior written approval of Macromedia) and (iv) the total number of shares of Andromedia Common Stock (on an as-if converted to Andromedia Common Stock basis in the case of an Andromedia Warrant to purchase Andromedia Preferred Stock) issuable upon exercise of all Andromedia Warrants outstanding at the Effective Time. "TOTAL MACROMEDIA SHARES TO BE ISSUED" will equal (A) $210,000,000 plus
       (i) the aggregate exercise price paid to Andromedia upon exercise of Andromedia Options and Andromedia Warrants that were outstanding on the date of the Agreement and are exercised prior to the Effective Time and (ii) the aggregate exercise price payable to Andromedia upon exercise of the Andromedia Options and Andromedia Warrants that are outstanding at the Effective Time (other than options to purchase up to 1,732,615 shares that are granted by Andromedia after the date of this Agreement and before the Effective Time with the prior written approval of Macromedia), divided by (B) $42.36 (the average closing price as quoted on the Nasdaq National Market and as reported in the WALL STREET JOURNAL of one share of Macromedia Common Stock for the ten trading days prior to and including the day ending one day prior to the date of this Agreement)."

       2. The following Section 4.19 is hereby added in its entirety to read as follows:

       "4.9 ACCELERATION OF VESTING AND EXERCISE OF UNVESTED ANDROMEDIA OPTIONS. Andromedia agrees not to take any action to accelerate or otherwise alter the vesting schedule for any Andromedia Options or to allow the exercise of any unvested Andromedia Options between the date hereof and the Effective Time without first obtaining the consent of Macromedia."

       3. The following Section 6.6 is hereby added in its entirety to read as follows:

       "6.6 ASSUMPTION OF THE 1999 STOCK PLAN. At the Effective Time, Macromedia will assume Andromedia's 1999 Stock Plan (the "ANDROMEDIA STOCK PLAN"). Upon such assumption, all references in the Andromedia Stock Plan to "Andromedia" or the "Company" shall be deemed to refer to Macromedia and all references therein to the Common Stock of "Andromedia" or the "Company" shall be deemed to refer to Macromedia Common Stock. The number of shares of Macromedia Common Stock that Macromedia shall reserve under the assumed Andromedia Stock Plan for grants of options and other equity compensation awards that Macromedia may make after the Effective Time shall be equal to the number of shares of Common Stock of Andromedia available for grants of options or other equity compensation awards pursuant to the Andromedia Stock Plan at the Effective Time multiplied by the Applicable Number, as determined in accordance with Section 1.1.4 hereof, rounded down to the nearest whole number. Such shares of Macromedia Common Stock subject to the assumed Andromedia Stock Plan will be registered at the same time and on the same registration form as the Macromedia Options pursuant to Section 6.3 hereof."

       4. Section 1.1.4 of the Agreement is hereby amended and restated in its entirety to read as follows:

       "8.13 DISSENTING SHARES. The number of shares of Andromedia Common Stock or Andromedia Preferred Stock eligible to become dissenting shares shall not constitute more than 9% of the total number of shares of Andromedia Common Stock and Andromedia Preferred Stock (on an as-if converted to Andromedia Common Stock basis) outstanding immediately prior to the Effective Time."

       5. Except as set forth in this Amendment, the Agreement shall remain in full force and effect.

                    [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

       IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.



MACROMEDIA, INC.                          ANDROMEDIA, INC.


By: /s/ Rob Burgess                       By: /s/ Kent B. Godfrey
   ------------------------------------      ----------------------------------------
   Rob Burgess, Chief Executive Officer      Kent B. Godfrey, Chief Executive Officer


PEAK ACQUISITION CORP.

By:  /s/ Betsey Nelson
   ------------------------------
   Betsey Nelson, President